As filed with the Securities and Exchange Commission on August 16, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

(Name of small business issuer in our charter)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number	20-0121007 (IRS Employer Identification No.)

2160 HEADQUARTERS PLAZA,
10TH FLOOR
MORRISTOWN, NEW JERSEY 07960
(973) 644-0900
(Address and telephone number of principal executive offices)

PETER DUGAN
2160 HEADQUARTERS PLAZA,
10TH FLOOR
MORRISTOWN, NEW JERSEY 07960
(973) 644-0900
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Jeffrey M. Quick, Esq.
Quick Law Group PC
900 W. Pearl Street, Suite 300
Boulder, Colorado 80302
(720) 259-3393

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	6,387,365	(1)	$.03(2)	$191,620.95	$20.50

TOTAL	6,387,365			$191,620.95	$20.50

(1)
Represents shares of our Common Stock, par value $0.0001 (the "Common Stock"), which is a portion of the total number of shares of Common Stock issuable upon conversion of the principal amount of certain of our Callable Convertible Secured Promissory Notes ("Note" or the "Notes").

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on August 10, 2007.

        We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2007

PROSPECTUS

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

6,387,365 shares of Common Stock

        This prospectus relates to the sale by the selling stockholders of 6,387,365 shares of our common stock, par value $0.0001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

        Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "CINT". The last reported sales price per share of our Common Stock as reported by the Over-The-Counter Bulletin Board on August 10, 2007 was $0.03.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2007

PRINCIPAL EXECUTIVE OFFICE:
2160 Headquarters Plaza
10th Floor
Morristown, NJ 07960
(973) 644-0900

TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	6

Use of Proceeds	11

Description of the Agreements with the Holders of the 8% Callable Convertible Secured Promissory Notes	11

Dividend Policy	12

Price Range of Common Stock	12

Management Discussion and Analysis	13

Business	16

Description of Property	21

Legal Proceedings	21

Management	21

Executive Compensation	23

Security Ownership of Beneficial Owners and Management	23

Employment Agreements	24

Certain Relationships and Related Transactions	25

Selling Stockholders	25

Selling Stockholder Table	25

Plan of Distribution	26

Description of Securities	28

Transfer Agent	28

Auditor	29

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	29

Interest of Named Experts and Counsel	29

Legal Matters	29

Experts	30

Where You can find more Information	30

Index to Financial Statements	F-1

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

Crystal International Travel Group, Inc. is a development stage company.

We hope to operate as a diversified multi-asset travel company. We seek to provide multiple travel products and services including but not limited to air, car, cruise, hotel reservations, tours, excursions, and travel documentation assistance. We also hope to develop and offer products and services to provide price stability to consumers in the travel industry with a focus on higher income, frequent predictable, leisure travelers. Additionally, we hope to merge the knowledge, reliability and human touch of a sales team of travel professionals with technology while striving to offer excellent customer service and the ease, speed and flexibility of online travel. We have assembled a management team of professionals with extensive experience in the travel industry, finance and marketing to grow and manage the business.

Our business plan is two fold. First: we intend to establish and expand a brick, mortar and click presence in the travel industry via the purchase of established travel agencies. We have already completed one such transaction in 2006, and have recently entered into a stock purchase agreement to add a second travel agency to the company’s portfolio of travel assets. The acquisition is expected to close during our first fiscal quarter, which ends October 31, 2007. The travel agency presence gives the company (i) operating entities with customers who are actively buying travel products; (ii) fully licensed travel agencies to handle negotiations and contracts with industry suppliers, as well as day to day operations including, but not limited to, issuing tickets, booking hotels and car rental, and customer service; (iii) a diversified product offering of travel products; and (iv) a vehicle through which we incubate new products by interacting with and analyzing consumers and suppliers. Second: we intend to grow through the creation and distribution of travel products; IntelliFares™, which is also being marketed as i-Fares™, is the first such product. A service that provides five years of air travel at a fixed price, -i-Fares™ is based on a fixed pricing model which enables consumers to engage in multi-year marketing programs with travel product retailers. We are negotiating with air carriers to obtain long term contracts which will enable us to offer attractive rates to support the i-Fares™ product model. Our plan calls for an implementation of aggressive sales and marketing initiatives. We intend to utilize existing travel agents and distributors currently active in the market to sell IntelliFares™ as well as time share developers, time share exchanges and vacation clubs. We expect to attract these individuals by offering revenue share and benefits programs.

Integral to our plan is a focus on personal interaction with our customers and analysis of the marketplace in order to understand changing trends in purchasing and travel patterns as well as the changes that occur within the travel product supply and distribution chain. We place emphasis on offering a high service level to product distributors and customers to leverage the current industry trend of high-end travelers moving away from online sales and its lack of price stability. We believe that as the industry has moved toward on-line booking of travel and that there has been significant decline in one on one personalized customer service and a significant decrease in price stability. We believe that customers are willing to pay more for personalized services and intend to focus much of our effort toward the establishment of customer care programs giving us the ability to maintain ongoing relationships with these customers. The travel industry supports this belief. Additionally, we also believe that customers want to have travel products that are based on stable pricing models and are also focusing on developing products to meet this demand.

We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. We expect to continue operating at a loss through at least the third quarter of 2007 as we expect to incur significant outlays and expenses in connection with our new business direction. As a result of recurring losses from operations and a net deficit in both working capital and stockholders equity, our independent registered accountants have included a "going concern" explanatory paragraph in their audit reports on our unaudited third Quarter for the period ending April 30, 2007 financial statements that expresses substantial doubt about our ability to continue as a going concern. At our current cash burn rate of $150,000 per month, we anticipate that our existing cash resources will enable us to maintain operations through the end of September 2007. In the event we are unable to fund our operations and expansion through internal revenue by September 2007, we will need to raise an additional $1 to $3 million during the following twelve months in order to achieve our business plan. If we are able generate sufficient revenue or raise the necessary additional capital, we expect to have completed substantial implementation of our business plan over the next six to eighteen months. If we are unable to generate sufficient revenues, or raise the necessary additional capital, our existing resources may not be sufficient to support the commercial introduction, production and marketing of our contemplated initial products and we may need to curtail expenditures which may result in a delay in our initial product testing or marketing efforts, all of which can have a material adverse effect on our business and prospects.

Our principal offices are located at 2160 Headquarters Plaza, 10th Floor, East Tower, Morristown, New Jersey 07960 and our telephone number is (973) 644-0900.

THE OFFERING

Securities offered by the selling stockholders	6,387,365 shares of Common Stock.(1)
Shares outstanding before the Offering	27,418,078 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

(1)
Represents shares of our Common Stock, par value $0.0001 (the "Common Stock"), which is a portion of the total number of shares of Common Stock issuable upon conversion of the principal amount of certain of our Callable Convertible Secured Promissory Notes ("Note" or the "Notes").

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Our financial results for the twelve-month fiscal year ending July 31, 2006 show substantial losses and there is substantial doubt as to our ability to continue as a going concern.

The financial statements for the twelve month period ended July 31, 2006 reflect substantial losses. Specifically, we have sustained substantial operating losses in the twelve months ended July 31, 2006 and the twelve months ended July 31, 2005 of $11,027,335 and $970,881, respectively. As of July 31, 2005 we are in default on certain notes payable, payroll taxes and other payables. In addition, we have used substantial amounts of working capital in our operations. Further, at July 31, 2006, our current assets were $183,128 and current liabilities were $2,717,772 our accumulated deficit as of July 31, 2006 was $11,027,335.

Scharf Pera & Co., PLLC, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholder's deficit. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our auditor's comments when determining if we are a suitable investment for you.

We have a limited operating history and are not yet profitable.

We are a relatively new company that is not yet profitable. We expect to continue to have substantial expenses before we earn significant income in excess of our expenses. The establishment of any new business involves problems, expenses, difficulties, complications and delays. It is not possible for anyone, including us, to predict with certainty what all of these expenses, complications and delays will be. We cannot guarantee to you that we will be able to overcome these obstacles, and we cannot guarantee to you that we will ever be profitable.

We operate in a very competitive environment and faces increasing competition from a variety of companies with respect to its products and services offerings(s).

The market for the services we offer is intensely competitive. We will compete with both established and emerging online and traditional sellers of travel services with respect to each of the services it offers. Many competitors, including travel suppliers such as airlines and hotels, may offer services and products on more favorable terms such as no transaction fees and with unique access to loyalty programs, such as points and miles. These competitors, such as airlines, hotel and rental car companies, are also focusing on driving online demand to their own websites in lieu of third-party distributors like us. For instance, many low cost airlines, which are having increasing success in the marketplace, distribute their inventory exclusively through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as bonus miles or loyalty points, which could make their offerings more attractive to consumers than models like ours. Increased competition may result in reduced operating margins, as well as loss of travelers, transactions and brand recognition. We cannot assure you that it will be able to compete successfully against current, emerging and future competitors or provide differentiated products and services to its traveler base. Increased competition could result in reduced operating margins, loss of segment share and damage to the brand. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on the core business, results of operations and financial condition.

Our revenues are highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged substantial decrease in travel volume could adversely affect it as well as declines or disruptions in the travel industry, such as those caused by terrorism, war, inclement weather, health concerns, and/or general economic downturns

Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Our revenues increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of its control. Factors that may adversely affect travel and transportation activity, which are beyond our control, include: global security issues, political instability, acts or threats of terrorism, hostilities or war,

• increased airport security that could reduce the convenience of air travel,
• natural disasters, such as the hurricanes that occurred in the Gulf Coast and Cancun/Mayan Riviera in the Fall of 2005,
• travelers' perception of the occurrence of travel-related accidents,
• travelers' concerns about exposure to contagious diseases and pandemics, such as SARS or the Avian Influenza (commonly referred to as bird flu),
• increases in fuel prices,
• general economic conditions in the United States and worldwide,
• political issues in the Middle East, Asia, Latin America and elsewhere,
• the financial condition of travel suppliers
• the possibility of further terrorist attacks, hostilities and war, the resulting heightened security measures at airports, and
• the financial instability of many of the air carriers may continue to adversely affect the travel industry.

With respect to our product distribution business, vendors may reduce the number of components they offer, making fewer offerings available to our package distribution businesses and resulting in a decline in the volume of overall transactions.

Our product distribution business depends on a relatively small number of "key" vendors for a significant portion of our revenues. Several major airlines have experienced liquidity problems, some (including U.S. Airways, Inc., ATA Holdings Corporation, Delta Air Lines, Inc. and Northwest Airlines Corporation) and have sought bankruptcy protection and still others may consider bankruptcy relief.

Travelers' perceptions of passenger security or airlines' financial stability that are negative may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel volumes could have an adverse impact on our financial performance, operations, liquidity, or capital resources and could impair our ability to recover the carrying value of certain of our assets, including capitalized software, other intangible assets and goodwill.

We depend on its relationships with travel suppliers and vendors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

An important component of our business success depends on the ability to maintain it's existing, as well as build new, relationships with travel suppliers and vendors. Adverse changes in existing relationships, or our inability to enter into new arrangements with these parties on favorable terms, if at all, could reduce the amount, quality and breadth of attractively priced travel products and services that we are able to offer, which could adversely affect the business, financial condition and results of operations.

Travel suppliers are increasingly seeking to lower their travel distribution costs by promoting direct online bookings through their own websites. In some cases, supplier direct channels offer advantages to consumers, such as loyalty programs or lower transaction fees. In addition, travel suppliers may choose not to make their travel products and services available through our distribution channels. To the extent that consumers continue to increase the percentage of their travel purchases through supplier direct websites and/or if travel suppliers choose not to make their products and services available to us, our business may suffer.

We will rely on the performance of highly skilled personnel and, if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. In particular the contributions of Fabrizzio Busso-Campana, our Chief Executive Officer and President, will be necessary as he brings expertise in the areas of strategic and market planing and management.

Personnel includes; Mr. Peter Dugan’s resume includes being the Founder and Chairman of DVC Group, a promotion marketing company for Fortune 100 companies. Mr. Fabrizzio P. Busso-Campana's resume includes senior level positions for Club Med, Celebrity Cruises, Royal Caribbean Cruise Lines and MGM Grand Corporation. Mr. Peter Gallic’s resume includes 20+ Years Consumer Goods and Financial Industry as President CCPC, Arch Financial, Tymarc Children’s RTA Furniture. Ms. Teresa Rae Hanneman’s resume includes MGM Grand Corporation, and senior level positions within Club Med, and rounding out the team is Mr. Robert H. Troni, a former senior executive at American Airlines with a career spanning over 37 years with them.

In addition, our future success will depend on the performance of our senior management and key employees, many of whom joined us recently. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business would be adversely affected.

Our proposed expansion will place a significant strain on our management, technical, operational and financial resources.

Through both internal growth and acquisitions, we hope to rapidly and significantly expand our operations and anticipate expanding further to pursue growth of our product and service offerings and customer base. Such expansion increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources, and internal financial control and reporting functions.

There can be no assurance that we will be able to manage its expansion effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results, and hurt our business.

We may experience operational and financial risks in connection with any acquisitions. We cannot assure you that we will be able to successfully integrate recent and any future acquisitions or that such acquisitions will have the anticipated impact on our earnings and results of operations. In addition, some of the businesses we acquire may incur significant losses from operations or experience impairment of carrying value.

Our future growth may depend, in part, on acquisitions. To the extent that we continue to grow through acquisitions, we may face the operational and financial risks that commonly accompany that strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting their ongoing businesses, impairing management resources and their relationships with employees and travelers as a result of changes in their ownership and management Further, the evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business, will divert management time and other resources. Some acquisitions may not be successful and their performances may result in the impairment of their carrying value.

Changing laws, rules and regulations and legal uncertainties may adversely affect our business, financial condition and results of operations.

Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our businesses, including those relating to the internet and online commerce, consumer protection and privacy, escheat and sales, use, occupancy, value-added and other taxes, could decrease demand for products and services, increase costs and/or subject us to additional liabilities. For example, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the internet and online commerce, which may relate to liability for information retrieved from or transmitted over the internet, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on online businesses generally.

Unless an active trading market develops for our common stock, you may not be able to sell your shares.

Although we are a reporting company and our common stock is listed on the Over-the-Counter Bulletin Board, there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained even after we register the shares you purchase. Failure to develop or maintain an active trading market will negatively affect the price of our securities. You may be unable to sell your shares or such sales may lower the market price, and therefore your investment would be a partial or complete loss.

We are subject to the penny stock rules, and therefore you may find it more difficult to sell your securities.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver to the buyer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and our salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules, and thus investors in the offering may find it difficult to sell their securities.

The large number of shares underlying the derivative securities we issued in our private placement over the past two and half years may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of common stock to the investors in our recent private placement upon the conversion or exercise of the derivative securities that they hold may cause downward pricing pressure and will dilute our stockholders’ percentage of ownership. In addition, the sale of the common stock issued upon the exercise of the related warrants issued to the investors will also place downward pricing pressure on our common stock.

We also expect to pay 6% to 8% annual interest on the convertible promissory notes, payable in shares of our common stock. This will further dilute our stockholders ownership and put additional downward pricing pressure on the common stock.

We have increased the amount of our secured indebtedness as a result of our recent private placement of convertible secured promissory notes.

All of our material assets have been pledged as collateral for the various notes that we sold in our recent private placements. In addition to the security interest in our assets, the promissory notes carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•	we pay principal and other charges on the promissory notes;

•	we use the proceeds from the sale of the promissory notes only for permitted purposes;

•
while the promissory notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price then the conversion price of the promissory notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of the promissory notes will be reduced to the lowest issue price applied to those securities;

•
the conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price, subject to adjustment as set forth above; and

•
we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the promissory notes and the exercise of the related warrants issued in connection with the sale of the promissory notes.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants could result in a default under the promissory notes, permitting the holders of the promissory notes to accelerate their maturity and to sell the assets securing them. Such actions by the holders of the promissory notes could cause us to cease operations or seek bankruptcy protection.

        Our founders, officers and directors beneficially own approximately 26.33% of our stock on a fully diluted basis; their interests could conflict with yours; significant sales of stock held by any or all of them could have a negative effect on our stock price; stockholders may be unable to exercise control.

As of July 31, 2007, our founders, officers and directors beneficially owned approximately 26.33% of our common stock on a fully diluted basis. In addition, employees own additional shares and rights to acquire shares. As a result, the founders, officers and directors will have significant ability to:

• elect or defeat the election of our directors;
• amend or prevent amendment of our articles of incorporation or bylaws;
• effect or prevent a merger, sale of assets or other corporate transaction; and
• control the outcome of any other matter submitted to the stockholders for vote.

As a result of this ownership and position, our founders, officers and directors are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by any or all of our founders, officers and directors, or the prospect of these sales, could adversely affect the market price of our common stock. Stock ownership by our founders and management may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

        We do not expect to pay dividends. Therefore, you may not rely on your ownership of our stock as a source of income.

        We do not anticipate paying cash dividends in the foreseeable future. Therefore, you may not rely on ownership of our stock as a source of income.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

• statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;
• statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;
• statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;
• statements regarding our ability to compete with third parties;
• any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and
• any statements other than historical fact.

There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of the shares of the Common Stock included in this prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE
CONVERTIBLE SECURED PROMISSORY NOTES

We are registering the shares offered hereby primarily in order to satisfy our obligations to the holders of our 8% Callable Convertible Secured Promissory Notes.

On July 2, 2007 (the “Closing Date”), we executed definitive agreements for the purchase by institutional and accredited investors for $335,000 of principal amount of 8% convertible promissory notes ("Note" or the "Notes"), maturing three years from the date of issuance.

The Notes will be convertible at the investor's option, into shares of Common Stock at a per share conversion price equal to the Applicable Percentage (as defined below) multiplied by the average of the lowest three intraday trading prices for the Common Stock during the twenty trading days prior to the notice of conversion being sent. The Applicable Percentage is equal to (i) 50% as of the Closing Date, (ii) 55% in the event that this registration statement is filed within the required time period and (iii) 60% in the event that this registration statement becomes effective within the required time period.

To secure the investors' obligations under the Notes, we granted the investors a security interest in substantially all of our assets, including without limitation our intellectual property, on the terms and conditions of a Security Agreement (the "Security Agreement") and an Intellectual Property Security Agreement (the "Intellectual Property Agreement"). The security interest granted under the Security Agreement and the Intellectual Property Agreement terminates immediately upon payment or satisfaction of all of the Company's obligations under the Notes.

In connection with the issuance of the Notes, we issued to the investors seven-year common stock purchase warrants (the "Warrants") to purchase 10,000,000 shares of Common Stock. The exercise price of the Warrants is $0.03 and the Warrants provide for cashless exercise in certain circumstances. We are not required to register the shares of Common Stock underlying the Warrants.

The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment for certain dilution events or in the event of certain capital adjustments or similar transactions, such as a stock split or merger, or, in certain circumstances, the issuance of additional equity securities for consideration less than the respective exercise prices. Subject to certain excepted issuances, the investors have a right of first refusal with respect to any proposed sale of our securities for a period of not less than two years following the effective date of this registration statement.

Under the Registration Rights Agreement, we are required to register 100% of the shares of Common Stock underlying the Notes and have this registration statement declared effective within 90 days of the Closing Date. We will be obligated to pay liquidated damages to the holders of the Notes if this registration statement is not timely filed or declared effective equal to 2% of the then outstanding amounts under the Notes for each thirty day period (or portion thereof).

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or under Regulation D thereunder. The recipients of securities in each such transaction represented to us that they were acquiring the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each case, we believe the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our Common Stock. All recipients had adequate access to information about our company. None of the transactions described above involved general solicitation or advertising.

Reference is made to the form of documents filed as exhibits to our Current Report on Form 8-K that was filed on July 9, 2007 for additional information.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock is traded on the OTC Electronic Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "CINT". Prior to May 19, 2006, our Common Stock was quoted under the symbol "MOBR". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

The following table shows the quarterly high and low bid prices for our Common Stock over the last three completed fiscal years and current fiscal quarter, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on July 10, 2007 was $0.03 per share.

	HI	LOW

Fiscal year ending July 31, 2005
First quarter	7.60	2.40
Second quarter	7.20	2.40
Third quarter	3.20	0.68
Fourth quarter	2.80	0.72

Fiscal year ended July 31, 2006(1)
First quarter	3.00	1.20
Second quarter	1.18	0.60
Third quarter	1.20	0.65
Fourth quarter	1.30	0.25

Fiscal year ended July 31, 2007
First quarter (Aug-Oct)	0.33	0.09
Second quarter (Nov-Jan)	0.14	0.03
Third quarter (Feb-Apr)	0.07	0.02
Fourth quarter (May-Jul)	0.06	0.02

(1)
On July 29, 2005, we affected an eighty-for-one reverse split of our Common Stock in an attempt by our Board of Directors to encourage greater interest in us from the financial community and investing public.

As of August 10, 2007, there were approximately 650 holders of record of our Common Stock. We believe that an insignificant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts, consequently, we are unable to determine the exact number of beneficial owners since the effective reverse of our common stock.

MANAGEMENT DISCUSSION AND ANALYSIS

We are a development stage company and as such, you should read the following discussion of the Company's business and results of operations in conjunction with the consolidated unaudited financial statements attached herein. The results shown in this registration statement are not necessarily indicative of the results it will achieve in any future periods.

Financial Discussion

On April 17, 2006, we completed a reverse merger with Crystal Hospitality Holdings, Inc. The shareholders of Crystal Hospitality acquired approximately 60.4% of our voting shares. As discussed in the Liquidity and Capital Resources section below, the new management has arranged for short term financing. No other equity in the Company has been sold. We have been able to stabilize the operations of the Company and no new defaults on existing Mobile Reach debts have occurred. Significant market risk exists as a result of our previously existing financial issues, the change in ownership and the change in business focus.

On July 31, 2007 we entered into a Stock Purchase Agreement with Advanced Connections, Inc. (“ACI”) to sell all of the outstanding shares of Crystal Hospitality Holdings, Inc. The terms of the agreement call for the assumption of all Crystal Hospitality’s liabilities by ACI as well as payments of $2,500 each month for the next sixty months, payable monthly to Crystal International Travel Group, Inc. As of the date of the purchase, Crystal Hospitality Holdings, Inc. had net liabilities of $7,255,731, all of which were assumed by ACI. At the time of the sell, we had not gained complete control over the intangible assets associated with Crystal’s purchase of FS Suntours’ Suntrips intellectual property and management believed that we would not be able to. The customer database has not been delivered; the phone numbers and the trademarks are still in control of FS Suntours. Our lack of complete control over the Suntrips assets had a material impact on our business plan relating to the use of these assets. We were only able to operate and derive marginal revenue from the web portal and instead focused the company’s resources in the development efforts of incubating the IntelliFares™ / I-Fares™ product.

We have recently executed a Stock Purchase Agreement to purchase Flying Dutchmen Travel in Santa Rosa. California. This acquisition will allow the company to achieve revenues immediately pursuant the closing of the transaction as they are a viable, operating travel agency with a historical yearly book of business of $11,000,000. Although we are still conducting due diligence, we expect that this number not to significantly change following the closing of the transaction.

Our main focus over the past nine months has been the development of our IntelliFares™ product. IntelliFares, Ltd is a company registered in the Democratic Republic of Ireland, headquartered at Ulysses House, Foley Street, Dublin 1 and is a wholly owned subsidiary of the Company. Initially, income will be realized from the commercialization of a suite of products marketed under the brand names IntelliFares™ and i-Fares™. The products are derived from a business methodology described more fully in both United States and International Patent Applications entitled “Subscription Management For Periodic Travel Services” USPTO #: 11/467,517 and Int’l #: PCT/USOC/34087 respectively. i-Fares™ is a service wherein travelers who participate in predictable, recurring travel patterns, such as timeshare, second homeowners, college students, business travelers and the like will be able to contract with us for the future purchase of five years of air travel at or below comparable open market air ticket prices, and fix that price for the five year period. This is done by contracting with IntelliFares, LTD to provide as a service the purchase of airfare on their behalf. IntelliFares, LTD then deposits the full five years of payments which will be managed through a depository relationship with UBS AG.

Revenue for i-Fares™ will be recognized from the assessment of an initial service activation fee, an account administration fee (3% of the initial 5 year deposit), and various exception fees, including cancellation charges if applicable through the duration of the service agreements. It is intended that the future growth in air ticket prices, if any, will be offset by income derived from the depository relationship with UBS. Due to the complexity of the product, and the time required to assemble our distribution network for the product, we believe that first revenue from distributor sales will occur sometime between August 2007 and October 2007. Consumer and distributor features and benefits are now available on the company’s website at http://www.intellifares.com. The product will be sold exclusively through distributors; as such consumers will be able to purchase it through traditional travel agents and time share operators (developers, vacation clubs, and exchanges). The first such distributor that has entered into a distribution agreement with IntelliFares, LTD is Flying Dutchmen Travel of Santa Rosa California.

Sources of Revenue

On March 10, 2006, Mobile Reach Technologies, Inc. entered into a License Agreement with Spectrum Mobile, Inc. whereby it licensed certain of its assets to Spectrum Mobile, including, but not limited to, it’s Splitwave Server, Splitwave Server Plug-In Modules, and Splitwave Client for Blackberry, Splitwave Client for Windows and Pocket PC and Split Forms Wizard. The License Agreement provides for a sliding scale of 5% of license fees received by Spectrum Mobile for the first two years of the License Agreement, 4% of licenses fees for the third year of the License Agreement and 3% of licenses fees for the fourth year of the License Agreement. Due to unclear payment terms in the original agreement and the belief that we can obtain better financial terms from Spectrum Mobile, we renegotiated the License Agreement and executed and amended agreement on June 15, 2007. This amended agreement improves the overall terms potentially allowing the company to recover its prior investments in developing the software.

The License Agreement with Spectrum Mobile had the effect of significantly reducing our revenue as well operating expenses relating to the Mobile Reach Technology assets. Prior to the License Agreement, we received all of the license revenue associated with sales to customers. Under the terms of the License Agreement described above, we receive a much smaller percentage of the license revenues. However, we are not responsible for any of the operating costs associated with delivery of products and services to Spectrum Mobile customers.

Revenues for the quarter period January 1, 2007 to April 30, 2007 were generated from the sale of travel and travel related products. For the nine months ending April 30, 2007 revenue was composed of both travel related and Mobile Reach International licensing activity. Ongoing licensing revenue, if any, will be recognized as per the terms of the amended agreement referenced above.

Our revenue stream for the travel operations are derived from commissions on sales of travel components (for example air tickets, hotel rooms, car rental, etc.), margins built into packages (for example air plus hotel plus transfers plus excursions), and production overrides from travel product supplier sales and service fees. Once sales begin on the i-Fares™ service product, we will derive revenue from the assessment of an initial service activation fee, an account administration fee (3% of the initial 5 year deposit), and various exception fees, including cancellation charges if applicable through the duration of the service agreement.

CRITICAL ACCOUNTING POLICIES:

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates, assumptions and judgments that can have a material impact on its net revenue, operating income and net income (loss), as well as on the value of certain assets on our consolidated balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described herein have the greatest potential impact on our consolidated financial statements. We consider these to be its critical accounting policies. The policies described herein are not intended to be a comprehensive list of all our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management judgment in their application. There are also areas in which management judgment in selecting any available alternative would not produce a materially different result. Our audited consolidated financial statements and notes thereto contain significant accounting policies and other disclosures required by generally accepted accounting principles. The accounting policies that are considered critical to an understanding of the consolidated financial statements are highlighted below.

 Results of Operations

Revenues and expenses presented on the consolidated statement of income for April 30, 2007, represent the results of operations for Crystal International for the period February 1, 2007 through April 30, 2007, the results of operations for Crystal Hospitality Holdings, Inc. for the period February 1, 2007 through April 30, 2007, and the results of operations for Mobile Reach Technologies, Inc. for the period February 1, 2007 through April 30, 2007.

REVENUES:

Our revenues for the quarter ending April 30, 2007 were $66,142.00 and were generated from the travel related services provided as compared to revenues of $0.00 during the comparable quarter ending April 30, 2007 when revenues were primarily comprise of licensing and services fees, which we recognize as revenue when the product or services are provided to the client. For the nine months ending April 30, 2007 revenue was $121,835.00, composed of the travel related revenue of $107,073.00 and license and fee revenue of $14,762.00 as compared to $0 revenue for the prior year period. The unaudited consolidated financial data is provided for comparative purpose only and does not claim to be indicative of our actual financial position or results carry forward operations.

GENERAL AND ADMINISTRATIVE EXPENSES:

Combined general and administrative expenses of Crystal for the Quarter ended April 30, 2007 were $638,244.00 representing a decrease of 3.2% over Mobile Reach International's $659,298.00 for the three-month period ended April 30, 2006. General and administrative consisted primarily of compensation, Professional fees including both legal and accounting, costs associated with Securities agreements and compliance reporting. The decrease in general and administrative reflects the change in the mix of professional fees associated with the salaries of personnel, professional and legal fees associated with litigation, and development costs associated with IntelliFares™, vs. similar expenses to operate Mobile Reach.

LIQUIDITY AND CAPITAL RESOURCES:

As of April 30, 2007, we had an accumulated deficit of $12,433,620.00 and a working capital deficit of $3,280,923.00. Our independent auditors, who audited our financial statements for the period ended July 31, 2006, expressed substantial doubt about our ability to continue as a going concern given our recurring losses from operations, negative working capital and net stockholders' deficit.

We are currently burning $150,000 per month and our goal is to begin generating sufficient revenues to support operations by December 2007. We believe this goal is obtainable as the months of October through April are traditionally months of both heavy travel and heavy booking, although the level of either is not currently quantifiable. If this does not occur, we will anticipate we will need an additional $2 to $3 million debt or equity financing to implement our business plan over the next six to eighteen months. Should this become necessary we cannot be certain of the terms and conditions under which such capital could become available, if at all.

OTHER SIGNIFICANT MATTERS:

On July 3, 2006 the Company executed a financing agreement whereby the company issued notes convertible into Company’s common shares and warrants for additional common shares of the Company. The agreement provided for a total investment of $2,000,000 of which $700,000 was received by the Company on July 3, 2006, and an additional $600,000 was received by the Company on August 3, 2006. The Company has filed a registration statement which includes the shares issue able by the Company upon conversion of the outstanding notes which became effective on January 19, 2007. The Company received the remaining balance of $700,000 on February 1, 2007. On July 2, 2007, the Company executed a financing agreement whereby the company issued notes convertible into Company’s common shares and warrants for additional common shares of the Company. The agreement provided for an additional investment of $335,000 which was received by the company on July 2, 2007.

BUSINESS:

Company History

We were incorporated in the State of Delaware in July 2003. At the time of incorporation, we were a wholly-owned subsidiary of Asphalt Paving International, Inc. ("API"), a company incorporated in the State of Florida in January 1998. API's shares were publicly traded. However, API conducted no active business.

 Immediately following our incorporation, API merged into us and the shareholders of API owned all of our stock. As a result of the merger, we were the surviving corporation in the merger, the state of incorporation of the corporate entity owned by API's shareholders was changed to Delaware. On August 6, 2003, our shares became publicly traded on the Over-the-Counter Bulletin Board, under the symbol MBRI.

Immediately after the merger with API, we acquired all outstanding shares of Mobile Reach Technologies, Inc. ("MRT"), a North Carolina corporation, in a share exchange with all the shareholders of MRT. As a result of the share exchange, MRT became a wholly owned subsidiary of ours.

On December 17 2003, Mobile Reach International, Inc. entered into an Agreement of Plan of Merger with Waves Consulting Group, Inc. by and between MRI Acquisitions Corp. As a result, Waves Consulting Group became a wholly owned subsidiary of ours.

We conduct all our business through our subsidiaries, IntelliFaxes, Ltd, Platinum Hospitality Holdings, Inc., MRT and Mobile Reach Solutions, Inc., formally Waves Consulting Group, Inc.

On August 23, 2005, we acquired all outstanding shares of Objective Spectrum, Inc. for 375,000 shares of our Common Stock. On April 17, 2006, we acquired all outstanding shares of Crystal Hospitality Holdings, Inc. Shortly thereafter, on May 19, 2006, we changed our name to Crystal International Travel Group, Inc. and began trading under the symbol CINT.

General Description of Our Business

Crystal International Travel Group, Inc. is a development stage company.

We hope to operate as a diversified multi-asset travel company. We seek to provide multiple travel products and services including but not limited to air, car, cruise, hotel reservations, tours, excursions, and travel documentation assistance. We also hope to develop and offer products and services to provide price stability to consumers in the travel industry with a focus on higher income, frequent predictable, leisure travelers. Additionally, we hope to merge the knowledge, reliability and human touch of a sales team of travel professionals with technology while striving to offer excellent customer service and the ease, speed and flexibility of online travel. We have assembled a management team of professionals with extensive experience in the travel industry, finance and marketing to grow and manage the business.

Our team has on average over 30 years of professional experience in various industries. Mr. Peter Dugan’s resume includes being the Founder and Chairman of DVC Group, a promotion marketing company for Fortune 100 companies. Mr. Fabrizzio P. Busso-Campana's resume includes senior level positions for Club Med, Celebrity Cruises, Royal Caribbean Cruise Lines and MGM Grand Corporation. Mr. Peter Gallic’s resume includes 20+ Years Consumer Goods and Financial Industry as President CCPC, Arch Financial, Tymarc Children’s RTA Furniture. Ms. Teresa Rae Hanneman’s resume includes MGM Grand Corporation, and senior level positions within Club Med, and rounding out the team is Mr. Robert H. Troni, a former senior executive at American Airlines with a career spanning over 37 years with them.

Our business plan is two fold. First: we intend to establish and expand a brick, mortar and click presence in the travel industry via the purchase of established travel agencies. We have already completed one such transaction in 2006, and have recently entered into a stock purchase agreement to add a second travel agency to the company’s portfolio of travel assets. The acquisition is expected to close during our first fiscal quarter, which ends October 31, 2007. The travel agency presence gives the company (i) operating entities with customers who are actively buying travel products; (ii) fully licensed travel agencies to handle negotiations and contracts with industry suppliers, as well as day to day operations including, but not limited to, issuing tickets, booking hotels and car rental, and customer service; (iii) a diversified product offering of travel products; and (iv) a vehicle through which we incubate new products by interacting with and analyzing consumers and suppliers. Second: we intend to grow through the creation and distribution of travel products; IntelliFares™, which is also being marketed as i-Fares™, is the first such product. A service that provides five years of air travel at a fixed price, -i-Fares™ is based on a fixed pricing model which enables consumers to engage in multi-year marketing programs with travel product retailers. We are negotiating with air carriers to obtain long term contracts which will enable us to offer attractive rates to support the i-Fares™ product model. Our plan calls for an implementation of aggressive sales and marketing initiatives. We intend to utilize existing travel agents and distributors currently active in the market to sell IntelliFares™ as well as time share developers, time share exchanges and vacation clubs. We expect to attract these individuals by offering revenue share and benefits programs.

We are negotiating with air, car and hotel providers to obtain long term contracts which will enable us to offer attractive rates and packaged tours for our traditional, brick, mortar and click business. Additionally, we are in the process of launching our new patent pending travel product service, i-Fares™ which has been specifically designed for what the company has identified via extensive market studies as Predictive Pattern Traveler (PPT®). PPT’s are recurring travel consumers such as time-share sellers, vacation clubs owners, college students, etc. PPT’s seek flexibility in their travel planning, opportunities and choice in their travel options and simultaneously seek significant savings in their purchasing habits. As mentioned above, i-Fares™ is designed to offer fixed airfare prices whereby companies and or consumers may purchase blocks of travel by identifying two city pairs for a specific travel week, repeatable over five years. i-Fares™ will only be sold via authorized distributors. Based on our analysis and pricing model, travelers can achieve on average a 15% - 20% savings over the course of the 5 years. Our plan calls for an implementation of aggressive sales and marketing initiatives. We intend to utilize existing travel agents currently active in the market to sell our product as well as time share developers, time share exchanges and vacation clubs. We expect to attract distributors and resellers to the company by offering attractive sales incentives, revenue share and benefits programs.

Business Strategy

Our business strategy centers around integrating modern financial disciplines, marketing and sales tools and techniques with traditional service elements currently found in the travel sector. We use traditional brick and mortar and internet vehicles to capture potential customer attention, then directing the prospective clients to our call centers to use travel specialists to close on sales as well as to authorized distributors of our IntelliFares™ service. Our business philosophy places a high value on personal interaction with customers.

Our business strategy is as follows:

• Expand and leverage our existing travel agency assets; and
• Build upon and expand our i-Fares™ suite of service and product offerings through the introduction of new travel products; and
• Expand our operations to include Groups, Meetings & Incentives, Special Event Planning and Corporate Travel Businesses;

Expand and leverage our existing travel assets.    The Travel House was established over 30 years ago in old Bridge, New Jersey and is the company’s initial entry in the traditional travel agency structure. The agency allows us to have a presence in the Northeast which is one of our core markets in for analysis of new travel products. We have recently entered into a Stock Purchase Agreement with Flying Dutchmen Travel in Santa Rosa, California. Flying Dutchmen Travel has been in business for 33+ years and is a premier travel agency serving Northern California.

FDT is a member of the Signature Travel Network. The agency is noted for creating themed travel events for such notables as John Tesh, and popular listener cruises for many of radio stations.  We believe that by focusing our efforts on customer services as well as an ongoing series of promotions geared specifically towards these customers based upon their travel habits, industry trends and behavior patterns we will be able to expand the current product offerings and geographical footprint of both agencies.

Build upon and expand our i-Fares™ suite of service and product offerings through the introduction of new travel products. We believe a majority of our revenues will come from transactions involving the sale of our i-Fares™ suite of products. Through extensive market research, we have determined that consumers have a high level of interest in multi-year service products that feature price stability and savings over the current offerings available in the market. i-Fares™ was developed to address the results of this research. i-Fares™ is a service wherein travelers who participate in predictable, recurring travel patterns, such as timeshare, second homeowners, college students, business travelers and the like contract with us for the future purchase of five years of future air travel at or below comparable open market air ticket prices, and fix that price for the five year period. We are currently planning to expand the product in the hotel and cruise segments of the industry.

Expand our operations to include Affinity Groups, Meetings & Incentive, Special Event Planning and Corporate Travel Businesses.    As sellers of leisure travel, we have the ability to offer attractive packages to affinity groups, and corporations for meeting, incentive, and special event programs through leveraged bulk buying. We formally structure ad Groups, Meeting & Incentive and Corporate Travel Services division. The Meeting & Incentive Groups will be offered via a corporate sales force and will be fulfilled through in-house sales agents.

We believe the corporate travel, groups and, meeting and incentive sectors of the industry represent a large opportunity for organic growth. This growth will be attempted though the offering of services to medium and large size corporations, where we will provide customized packaged solutions designed to fulfill their specific needs. The packages could include any combination of travel and hotel arrangements, the booking of conference and catering facilities, and other special interest events tailored specifically for company specific interests.

To effectively expand this segment of our business, we will require the establishment of a solid clientele ranging from medium and large size affinity associations as well as companies as well as specific contractual agreements with industry vendors to address this type of client's travel needs. Additionally, there is a great deal of competition from other more established vendors.

Relationships with Travel Suppliers

We will strive to deliver value to our travel suppliers through a wide range of innovative, targeted promotional strategies designed to increase their revenue, while reducing their marketing transaction and customer service costs. We plan to implement a group of strategic account managers who work directly with travel suppliers to increase the marketing of their travel products through their association with us.

As we are a small company, in order to establish and maintain these relationships effectively, we will begin with a small number of suppliers with specific benchmarks which we will need to hit therefore allowing us to become established and build upon.

Marketing and Promotions

We intend to develop marketing programs to build and maintain the value of our various brands, drive retail and corporate consumer business and increase conversion (calls to booking) through its brands and businesses, while lower ongoing traveler acquisition costs (associated costs of obtaining new customers) and strategically position our brands in relation to one another. Our long-term success depends on our continued ability to increase the overall number of traveler transactions in a cost-effective manner as well as successfully launching new travel products and achieving market penetration.

Our marketing channels will include direct and/or personalized traveler communications, search engine marketing and online and offline advertising as well as coop advertising with our distributors. Our marketing programs and initiatives will also include promotional offers such as coupons and gift cards, frequent traveler club, early booking discounts, etc.

Operations and Technology

Our systems infrastructure and web and database servers are hosted by third-party web hosting suppliers in various locations, in the United States, which provide communication links, as well as 24-hour monitoring and engineering support. The internet hosting facilities have their own generators and multiple back-up systems. Significant amounts of our computer hardware for operating the websites are also located at these facilities. As we grow and resources become available, we plan to invest significantly in our websites and technology platforms over the next years and will ultimately host in-house all processes.

To successfully implement the operational and technological platform, we will need to integrate various third party software packages and systems, as well as develop our own legacy processes in order to effectively achieve our goals.

Competition

Our competition, which is strong and increasing, includes online and offline travel companies that target leisure and corporate travelers including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services and other companies offering travel search engines including meta-search engines in each case, on a local, regional, national and/or international basis.

We believe that maintaining and enhancing our brands is a critical component of our efforts to compete. We will differentiate our brands from competitors primarily on the fact that while they are moving away from the traditional industry models of the stand alone travel agency reselling travel products towards online brick and click retailing and wholesale, we are focusing on traditional, personalized travel services, Groups, Corporate Travel, and Meetings and Incentives to sell tour packages, stand alone travel products and corporate travel services on a national basis. Additionally we have high emphasis on product development and establishing a national distribution network of such products. Our strategy hinges on offering qualified travel products to reflect and support the strategic alliances that are both in place and being sought. The selection criteria of travel product centers on experiential data garnished from the travel agent and hospitality community. Primary qualification is geared towards suppliers that offer high-quality amenities and service and have a sterling reputation for consistency.

Regulation

We must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration in various states as "sellers of travel" and compliance with certain disclosure requirements and participation in state restitution funds. In addition, our vendors are subject to regulation by the U.S. Department of Transportation, Federal Aviation Administration, and our business is subject to multiple state specific licensing bodies (such as the California Sellers of Travel licenses) and must comply with various rules and regulations governing the provision of air transportation, including those relating to the Federal Communication Commission's advertising and accessibility rules.

As we continue to expand our product line up and the reach of our brands into international markets, we may increasingly be subject to laws and regulations applicable to travel agents in those markets.

Employees

Since August 1, 2006 to July 31, 2007, we completed the re-alignment of our core business and made further changes to our overall employee head count.

As of July 31, 2007 we have eight employees.

DESCRIPTION OF PROPERTY

We do not own any real property. Our corporate offices are located at 2160 Headquarters Plaza from Crystal Capital Partners, Inc., which is owned and controlled by Peter Gallic, Peter Dugan and Fabrizzio Busso Campana, each of whom are directors and officers of the Company, and comprised approximately 1,679 square feet. The sublease provides for monthly payments of $3,777.75 and shall continue through a term of five years from the date of commencement which is expected to occur on November 1, 2006, with an option to extend for an additional five year.

We occupy approximately 950 square feet of retail space in Old Bridge New Jersey. Our wholly-owned subsidiary, Platinum Hospitality Holdings Inc. which acquired JRM, Inc. d/b/a the Travel House conducts its day to day operation from this location. The Travel House occupies the space under a lease which provides for monthly payments of $1,400, which continues up and until August 2007. We have an option to renew such lease for an additional three year period.

LEGAL PROCEEDINGS

From time to time we are subject to litigation which, if successful, could exceed applicable insurance coverage. With the exception of the below, we are not currently a party to any legal proceedings which are not incidental to our routine business or that we believe will have a material adverse affect on our results of operations.

On July 26, 2006 in the United States District Court for the Middle District of Florida, Michael J. Hewitt filed a Complaint and Demand for Jury Trial against us alleging that on or about August 4, 2004 he was terminated by us without just cause. Mr. Hewitt is seeking approximately $1.1 million in damages. We believe this suit to be without merit and plan to defend it vigorously.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The members of the board of directors and executive officers of the Company, together with their respective ages are set forth below. Officers are elected by, and serve at the designation and appointment of, the Board of Directors.

Name	Age	Position
Peter Dugan	53	Director, Chief Executive Officer and President
Peter Gallic	41	Director, Chief Financial Officer
Fabrizzio Busso-Campana	42	Director, Chief Operating Officer
Hank Cohn	38	Director
Frank Salerno	48	Director
Anthony Soich	47	Director

Peter Dugan
Director, Chief Executive Officer and President

Mr. Dugan has served as a director since April 2006 and as our Chief Executive Officer and President since July 2007 and from November 2006 to present has served as Managing Director of IntelliFares Limited, Crystal’s wholly owned Irish subsidiary. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. He is also Executive Vice President and Secretary of Crystal Capital Partners Corporation, a New Jersey investment banking and business advisory services company. Mr. Dugan was Director of Global Business Development of DVC Worldwide from 2000 to 2003; a 1,400 person integrated marketing communications company which did branding and promotional marketing programming for Fortune 100 companies. He is also on the advisory board of Cornell Dubilier Electronics of Liberty, SC, and a Trustee of the Morristown Memorial Hospital Foundation.

Fabrizzio Busso Campana
Director, Chief Operating Officer

Mr. Busso-Campana has served as a director and our Chief Operating Officer since July 2007. From April 2006 until July 2007 he served as our Chief Executive Officer and President. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. From 2002 until July 2003, he was the general manager of the MGM Grand in Las Vegas and New York, New York hotel and casino. From 2001 and 2002, he acted as a private consultant to various businesses. He attended University of Miami's Executive MBA program, as well as Florida International University for his undergraduate work in Political Sciences/International Studies and Developmental Economics, Nova University for Hospitality and Management.

Peter Gallic
Director, Chief Financial Officer

Mr. Gallic has served as a director and our Vice President since April 2006. From January 2004 until now, he has been a principal at Crystal Capital Partners, Inc. which focuses on investments in the telecommunications, real estate, transportation and hospitality sectors. From 2001 to 2004, he was the President and Chief Executive Officer of Global Link Technologies, Inc., which is a consumer electronics distributor. Mr. Gallic holds a BS in Economics from the Ateneo de Manila in the Philippines.

Hank Cohn
Director

Mr. Cohn has served as a director since February 2006. Mr. Cohn is Executive VP at Galaxy Ventures, LLC. Galaxy is closely held family fund with a multi-pronged investment strategy concentrating in two areas, bond trading and early stage technology investments. Mr. Cohn acts as Portfolio Manager for investments. Prior to joining Galaxy Ventures full time in 2003, Mr. Cohn worked at Atlas Capital, an investment banking boutique in New York. At Atlas Mr. Cohn in the capacity of Vice President worked on sourcing and structuring PIPE (Private Investment in Public Equities) for Atlas's proprietary fund and a few select clients including Galaxy Ventures. Mr. Cohn graduated with an MBA in finance and investments from Baruch College in 1999.

Frank Salerno
Director

Mr. Salerno has served as a director since April 2006. From October 2005 until now, he has been engaged in private investing. In February 2004, Mr. Salerno retired from Merrill Lynch Financial Services, where he had been a Managing Director and its Chief Operating Officer since 1999. Mr. Salerno sits on the board of directors of K-Sea Transportation Partners, L.P., a public company. Mr. Salerno received a B.A. from Syracuse University in 1981 and an MBA from New York University in 1986.

Anthony Soich
Director

Mr. Soich has served as a director since February 2006. Mr. Soich is an independent consultant for a number of leading investment banks and private and publicly held companies. From June 2002 to April 2005, Mr. Soich acted as a Managing Director in the Investment Banking Division of Ladenburg Thalmann & Co. Inc. Prior to joining Ladenburg, Mr. Soich was an independent consultant from November 2001 to June 2002. Mr. Soich has been a member of the Board of Directors of RAMP Corporation, a public company, since July 2004 and the Chairman of the Board since May 2005. Mr. Soich holds a BSBA, MBA, and JD, with honors, from Drake University and an LLM, in Taxation, from New York University. Mr. Soich is a Certified Public Accountant in Iowa and attorney in New York and Iowa.

BOARD COMMITTEES

Our Board of Directors recently established an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executives.

EXECUTIVE COMPENSATION

				Long Term	Compensation
Name and Principal Position	Fiscal Year	Salary		Stock Awards(1)	Securities Underlying Options

Peter Dugan(1) Director, Chief Executive Officer and President	2007 2006 2005		$150,000 — —	— — —	— — —

Fabrizzio Busso-Campana Director and Chief Operating Officer	2007 2006 2005	$ $	150,000 120,000 —	— — —	— — —

Peter Gallic Director and Chief Financial Officer	2007 2006 2005	$ $	150,000 120,000 —	— — —	— — —

(1)	Mr. Dugan was appointed Chief Executive officer and President on July 16, 2007. Messrs. Dugan, Busso-Campana and Gallic have been deferring salary since January 2007.

OPTION GRANTS IN LAST FISCAL YEAR

During the fiscal year ending July 31, 2006, we did not issue any new option grants.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

There are no outstanding options to purchase shares of Common Stock with respect to the Named Executive Officers as of July 31, 2007.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock by each person (including any "group" as that term is used in Section 13(a)(3) of the Exchange Act of 1934) known to the Company to beneficially own 5% or more of the outstanding Common Stock, each of the Company's directors and nominees, each of the Company's executive officers and each of the Company's directors and executive officers as a group. The calculation of the percentage of the Company's Common Stock beneficially owned as of August 10, 2007 is based on 27,418,078 shares of Common Stock issued and outstanding as of that date post reverse effectiveness.

In accordance with the rules promulgated by the Securities and Exchange Commission (the "Commission"), the ownership includes shares currently owned as well as shares that the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, more than one person may be deemed to be beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding
Fabrizzio Busso Campana(1)	3,204,334	7.61%
Peter Gallic(2)	2,203,333	4.63%
Peter Dugan(3)	3,566,333	7.19%
Crystal Capital Partners Corporation	1,960,000	5.85%
Hank Cohn	0	0%
Frank Salerno(4)	350,000	1.04%
Anthony Soich	0	0%
Officers and Directors as a group (5)	8,820,000	26.33%

(1)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(2)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(3)
The number shares beneficially owned by Crystal Capital Partners Corporation are controlled equally by Peter Gallic, Fabrizzio Busso Campana and Peter Dugan. Total shares include one third of shares owned by Crystal Capital Partners Corporation.

(4)	The number of shares beneficially owned by Mr. Salerno are held by Hillcrest Financial LLC of which Mr. Salerno has voting control.

(5)	The number of shares beneficially owned by all officers and directors as a group includes 1,960,000 shares of common stock owned by Crystal Capital Partners Corporation.

EMPLOYMENT AGREEMENTS

We currently have no employment agreements with its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the period ended April 30, 2007, Crystal Finance, LLC made advances to the Company. Principal and interest of five percent is due on each note one year from the date of the note. The balance of these notes at April 30, 2007 is $132,808. Interest accrued on these notes through April 30, 2007 is $9,273 and is included in accrued expenses. During the same period, Crystal Finance, LLC paid bills on behalf of the company. The Company expenses these costs with the liability being included in accounts payable. The total of these costs included in accounts payable are $91,321. Crystal Finance, LLC is controlled and owned equally by Fabrizzio Busso-Campana and Peter Gallic, who are both officers, directors and shareholders of the Company.

Our corporate offices are located at 2160 Headquarters Plaza from Crystal Capital Partners, Inc., which is owned and controlled by Peter Gallic, Peter Dugan and Fabrizzio Busso Campana, each of whom are officers, directors and shareholders of the Company, and comprised approximately 1,679 square feet. The sublease provides for monthly payments of $3,777.75 and shall continue through a term of five years from the date of commencement which is expected to occur on November 1, 2006, with an option to extend for an additional five year.

SELLING STOCKHOLDERS

Up to 6,387,365 shares are being offered hereby under this prospectus, all of which are being registered for sale for the account of the selling stockholders.

Except as otherwise indicated in the footnote associated to a selling shareholder's name, the selling stockholders acquired their beneficial interests in the shares being offered hereby in connection with the private placement described in this prospectus under the caption "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE SECURED CONVERTIBLE NOTES."

SELLING STOCKHOLDER TABLE

The following table sets forth the shares beneficially owned, as of October 31, 2006, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

				Number of Shares Beneficially Owned and Percent of Total Issued and Outstanding if All Shares Registered are Sold
	Number of Shares Beneficially Owned Prior to Offering	Number of Shares to be Registered Pursuant to this Prospectus		# of Shares	% of Class
AJW Partners, LLC	0	552,363	(1)	0	0.000%
AJW Offshore, LTD	0	3,682,419	(2)	0	0.000%
AJW Qualified Partners, LLC	0	1,841,210	(3)	0	0.000%
New Millennium Capital Partners	0	61,374	(4)	0	0.000%
Double U Master Fund LP	0	250,000	(5)	0	0.000%
TOTAL	0	6,387,365		0

(1)
Represents shares of Common Stock issuable upon conversion of the Notes. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(2)
Represents shares of Common Stock issuable upon conversion of the Notes. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(3)
Represents shares of Common Stock issuable upon conversion of the Notes. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE CONVERTIBLE SECURED PROMISSORY NOTES."

(4)	Represents shares of Common Stock issuable upon conversion of the Notes. The selling stockholder advised us that it purchased the Notes and Warrants solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Corey. S. Ribotsky. For more information on our agreement with such selling stockholder, see "DESCRIPTION OF THE AGREEMENTS WITH THE HOLDERS OF THE 8% CALLABLE CONVERTIBLE SECURE PROMISSORY NOTES."

(5)
Represents shares of Common Stock issuable upon conversion of certain of our 6% Callable Convertible Promissory Notes issued in July, 2006. The selling stockholder advised us that it purchased the 6% Callable Convertible Secured Promissory Notes solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Isaac Winehouse.

RELATIONSHIP BETWEEN CRYSTAL INTERNATIONAL AND THE SELLING STOCKHOLDERS

None of the selling stockholders (i) are affiliates or controlled by an affiliate of our company or (ii) are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We have agreed, subject to certain limits, to bear all costs, expenses and fees of registration of the shares of Common Stock offered by the selling stockholders for resale. However, any brokerage commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of Common Stock will be borne by the selling stockholders selling those shares or by the purchasers of such shares.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

• the name of each such selling stockholder and of the participating broker-dealer(s);
• the number of securities involved;
• the price at which such securities were sold;
• the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

• that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
• other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

• directly as principals;
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for our account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• short sales that are in compliance with the applicable laws and regulations of any state or the United States;
• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any selling stockholders who is also a broker-dealer who participates in the sale of the shares is an "underwriter" within the meaning of Section 2(ii) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock. We have advised each selling stockholder that it may not use shares of Common Stock issuable upon conversion of the Notes or the Warrants and included in this prospectus to cover short sales of Common Stock made prior to the date on which this prospectus shall have been declared effective.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. We estimate that our expenses will be approximately $20,000 in the aggregate. We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 500,000,000 shares of Common Stock. As of August 10, 2007, there were 27,418,078 shares of Common Stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.0001 per share. As of July 31, 2007, there were no shares of preferred stock issued and outstanding.

The preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of we and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

TRANSFER AGENT

Our transfer agent is Interwest Transfer Company Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Attention: Shareholder Relations, telephone number: (801) 272-9294.

AUDITOR

Since July 2003, our principal independent accountants have remained Scharf, Pera & Co., P.L.L.C ("Scharf").

During the two most recent fiscal years ending July 31, 2005 and through July 31, 2006, we have not consulted with Scharf regarding either:

(i)
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Scharf concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii)
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

Scharf's opinion in our report on our financial statements for the year ended July 31, 2006 expressed substantial doubt with respect to our ability to continue as a going concern.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable

LEGAL MATTERS

The validity of the common stock offered under this prospectus will be passed on for us by Quick Law Group PC.

EXPERTS

The financial statements as of July 31, 2006 included in this prospectus and elsewhere in this prospectus of which this prospectus forms a part, have been audited, respectively, by Scharf, Pera & Co., P.L.L.C, independent registered public accounting firm. The report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and have been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Reports and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at:

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at HTTP://WWW.SEC.GOV containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED JULY 31, 2006 AND 2005

Scharf Pera & Co., PLLC
Certified Public Accountants
4600 Park Road
Suite 112
Charlotte, North Carolina 28209
704-372-1167
Fax: 704-377-3259
To the Stockholders’
Crystal International Travel Group, Inc.
Chatham, New Jersey

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated balance sheet of Crystal International Travel Group, Inc. and Subsidiaries as of July 31, 2006, and the related consolidated statements of income, stockholders’ deficit, and cash flows for the period December 8, 2005 (date of inception) to July 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crystal International Travel Group, Inc. and Subsidiaries as of  July 31, 2006, and the results of its operations and its cash flows for December 8, 2005 (date of inception) to July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has net stockholders’ deficit, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding these matters are also included in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Scharf Pera & Co., PLLC

Charlotte, North Carolina
November 10, 2006

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

CONSOLIDATED BALANCE SHEET

JULY 31, 2006

ASSETS

CURRENT ASSETS:
Cash	$35,489
Accounts receivable	—
Prepaid insurance	106,643
Deposits	25,000

Total current assets		167,132

PROPERTY & EQUIPMENT - net of accumulated depreciation		15,996

INTANGIBLE ASSETS - net of accumulated amortization		—

		$183,128

LIBILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion long-term debt	$30,000
Short-term notes payable	264,169
Accounts payable	816,261
Notes payable - related parties	286,038
Accrued liabilities	1,321,304

		2,717,772

LONG TERM LIABILITIES:
Long-term debt	5,021,307
Convertible debentures	1,389,661

		6,410,968

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value; 100,000,000 shares authorized	—
Common stock; par value $.001; 500,000,000 shares authorized, 11,784,813 issued and outstanding, 58,463 shares to be issued	23,012
Paid-in capital	2,058,711
Accumulated deficit	(11,027,335)

		(8,945,612)

		$183,128

See Notes to Consolidated Financial Statements

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

CONSOLIDATED STATEMENT OF INCOME

PERIOD FROM DECEMBER 8, 2005 (DATE OF INCEPTION)

TO JULY 31, 2006

REVENUE:
License and fees		$6,628

		6,628

COST AND EXPENSES:
Cost of goods sold	—
General and administrative expenses	2,155,769
		2,155,769

OPERATING INCOME		(2,149,141)

OTHER INCOME (EXPENSES):
Depreciation and amortization	(126,235)
Interest expense	(1,377,982)
Loss on impairment of intangibles	(4,896,666)
Liabilities in excess of assets acquired	(2,477,311)
		(8,878,194)

NET LOSS BEFORE INCOME TAXES		(11,027,335)

INCOME TAX (EXPENSE) BENEFIT		—

NET LOSS		$(11,027,335)

WEIGHTED AVERAGE NUMBER OF SHARES		8,918,989

LOSS PER SHARE - BASIC AND DILUTED		$(1.24)

See Notes to Consolidated Financial Statements

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

PERIOD FROM DECEMBER 8, 2005 (DATE OF INCEPTION)

TO JULY 31, 2006

	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance at December 8, 2005	—	$—	$—	$—	$—
Common shares issued in formation of Crystal Hospitality Holdings, Inc.	200	23,012	—	—	23,012
Shares exchanged for common shares of Mobile Reach International, Inc.	(200)	—	—	—	—
Common shares issued to Crystal Hospitality Holdings, Inc stockholders	7,100,000	—	—	—	—
Common shares owned by Mobile Reach International, Inc. stockholders	4,743,276	—	—	—	—
Fair market value of warrants attached to short-term debt issued	—	—	68,000	—	68,000
Fair market valued of beneficial conversion feature of convertible debentures	—	—	1,990,711	—	1,990,711
Net loss	—	—	—	(11,027,335)	(11,027,335)
	11,843,276	$23,012	$2,058,711	$(11,027,335)	$(8,945,612)

See Notes to Consolidated Financial Statements

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD FROM DECEMBER 8, 2005 (DATE OF INCEPTION)

TO JULY 31, 2006

Net loss		$(11,027,335)

Adjustments to reconcile net income to net cash used in operating activities:
Fair value of warrants issued as interest expense	68,000
Beneficial conversion feature of debentures issued	1,039,661
Liabilities in excess of assets purchased	2,477,311
Loss on impairment of intangibles	4,896,666
Debentures issued for services	250,000
Depreciation and amortization	126,235
Changes in operating assets and liabilities:
Increase in other current assets	(132,002)
Increase in accounts payable	407,996
Increase in accrued expenses	813,445

Total adjustments		9,947,312

Net cash used in operating activities		(1,080,023)

Cash flows used in investing activities:
Cash paid for purchase of property and equipment	(17,231)

Net cash used in investing activities		(17,231)

Cash flows provided by financing activities:
Proceeds from short-term notes	500,000
Payments on short-term notes	(400,000)
Proceeds from convertible debentures	723,097
Proceeds from related party advances	377,513
Payments on related party advances	(90,879)
Proceeds from sale of stock	23,012

Net cash provided by financing activities		1,132,743

Net increase in cash		35,489

Cash - Beginning of period		—

Cash - End of period		$35,489

See Notes to Consolidated Financial Statements

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

PERIOD FROM DECEMBER 8, 2005 (DATE OF INCEPTION)

TO JULY 31, 2006

Non-cash activities:
Exchange of debt for intangible assets	$5,021,307

Refinancing of short-term debt to convertible debt	100,000

Acquisition of Mobile Reach International and Subsidiaries:
Assets assumed:
Cash	$262

Liabilities assumed:
Accounts payable	408,527
Accrued expenses	507,859
Short-term debt	294,169
Long-term and convertible debt	1,267,018

2,477,573

Net liabilities exceeding net assets	$2,477,311

See Notes to Consolidated Financial Statements

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES

(FORMERLY MOBILE REACH INTERNATIONAL, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM DECEMBER 8, 2005 (DATE OF INCEPTION)

TO JULY 31, 2006

Note 1 - Business Combinations:

On April 17, 2006, effective April 29, 2006, Crystal International Travel Group, Inc. and Subsidiaries (formerly Mobile Reach International, Inc.) (the “Company”) completed a share exchange with the stockholders of Crystal Hospitality Holdings, Inc., a Delaware corporation (“CHH”), pursuant to a Share Exchange Agreement (the “Exchange Agreement”), by and among the Company, CHH and the holders of the outstanding capital stock of CHH (the “CHH Stockholders”). As a result, CHH is now a wholly owned subsidiary of the Company. The Company has accounted for this share exchange using the purchase method of accounting as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. The share exchange has been treated as a reverse acquisition of the Company by CHH, due to the stockholders of CHH receiving 60.4 percent of the voting rights of the combined entity. The Company did not record any amount for goodwill on this share exchange; the Company did record $2,477,311 of expense representing the amount that Mobile Reach International, Inc.’s (“MRI”) liabilities exceeded assets on April 29, 2006. The consolidated financial statements include the results from operations for CHH from December 8, 2005 (date of inception) through July 31, 2006, and the results from operations for Mobile Reach International, Inc. for April 30, 2006 through July 31, 2006.

Subsequent to the share exchange, Mobile Reach International, Inc. changed its name to Crystal International Travel Group, Inc.

Note 2 - Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Crystal International Travel Group, Inc. and subsidiaries as a going concern. However, as a result of the merger discussed in Note 1, the Company has acquired debt on certain notes payable that are in default, payroll taxes and other payables owed by the acquired company. Additionally, the Company has used substantial amounts of working capital in start-up operations and has generated an operating loss leading to an accumulated stockholders’ deficit of $11,027,335 for the period from December 8, 2005 (date of inception) through July 31, 2006. Further, at July 31, 2006, the Company’s current liabilities exceeded current assets by $2,550,640. Based on these factors, the Company may not be able to continue as a going concern.

With the merger discussed in Note 1, the Company’s management has taken over management of the acquired company and is changing the acquired company’s focus of operations. Plans include licensing out all software development and concentrating on the Company’s core business of providing travel packages to individuals. Management also plans on additional financing through the issuance of convertible debentures. However, no assurance can be given that the Company will continue as a going concern without the successful completion of additional financing and the commencement of management’s planned changes in operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As a result of delinquencies and defaults, the Company may be subject to collection actions whenever agreements cannot be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

Note 3 - Summary of Significant Accounting Policies:

Organization and principles of consolidation:

The Company was originally organized to develop and sell mobility software products and services in the United States and Europe. Its offices were located in Cary, North Carolina until the Exchange Agreement discussed in Note 1.  Since the effective date of the Exchange Agreement, the Company moved its operations to Chatham, New Jersey. The principal focus of operations has been the development of travel products and services for sale to the general public in the United States through the utilization of registered agents and internet website booking services.

Cash and cash equivalents:

The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.

Property and equipment:

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from two to five years.  Maintenance and repairs are charged to operations and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Intangible assets:

Intangible assets are recorded at cost. Intangible assets subject to amortization include a purchased customer database which is being amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets with an indefinite life are not subject to amortization and include trademark names. These costs are evaluated annually for impairment. At July 31, 2006, these intangibles were fully impaired.

Income taxes:

The Company accounts for income taxes utilizing the asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.  The deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

Revenue recognition:

The Company follows the guidance of the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of any agreement exists, services have been rendered, and collectibility is reasonably assured, therefore, revenue is recognized when the Company invoices customers for services at contracted rates and terms.

Advertising, research and development expenses:

Advertising, research and development expenses are charged to expense when incurred.

Loss per share:

The Company calculates loss per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”, which requires the presentation of basic and diluted earnings per share.  Basic loss per share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding for the period.  Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.  Potential common shares are excluded from the computation of diluted earnings per share when a loss exists because the effect would be antidilutive.

Use of accounting estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures.  Accordingly, the actual amounts could differ from those estimates.  Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

Fair value of financial instruments:

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, credit facilities and long-term debt.  The carrying amounts of these financial instruments approximate fair value due to their short maturities and variable rates of interest.  The carrying amounts of long-term debt approximate their fair values based upon current rates available for similar types of instruments.

The Company did not have any outstanding financial derivative instruments.

Segment reporting:

The Company follows SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”. Due to size and lack of operations, the Company is reporting on a consolidated basis as a single segment and will evaluate additional segment disclosure requirements if it expands its operations.

Concentrations of credit risk:

The Company has no significant off-balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains its cash balances with a reputable financial institution in the form of demand deposits.

Recent pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of SFAS 123 (“SFAS 123(R)”) that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and is effective as of January 1, 2006. Compensation cost for stock options issued by MRI on March 16, 2006 was recognized prior to the merger with Crystal. The adoption of SFAS 123(R) is not expected to have a material impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions”. SFAS No. 153 eliminates the exception from fair measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the Company’s current financial condition or results of operations.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47 - “Accounting for Conditional Asset Retirement Obligations - an Interpretation of SFAS 143 (FIN No. 47). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. The adoption of FIN 47 is not expected to have a material impact on the Company’s current financial condition or results of operations.

In March 2005, the SEC released SAB No. 107, “Share-Based Payments”. The interpretations in SAB 107 express views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation to cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation for the same employees. The adoption of SAB 107 is not expected to have a material impact on the Company’s current financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a Replacement of APB No. 20 and FASB 3 (SFAS No.154). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The adoption of SFAS 154 is not expected to have a material impact on the Company’s current financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS No. 87, 88, 106 and 132(r)”, which requires the Company to: (1) recognize in its statement of financial position the over-funded or under-funded status of its defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation, (2) recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period but pursuant to FAS 87 and 106 are not recognized as components of net periodic benefit cost, (3) measure defined benefit plan assets and defined benefit plan obligations as of the date of its statement of financial position, (4) disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits. This standard is effective for fiscal years ending after December 15, 2006. The adoption of SFAS 158 is not expected to have a material impact on the Company’s current financial condition or results of current operations.

On July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109”, which fundamentally changes the way that the Company will be required to treat its uncertain tax positions for financial accounting purposes. FIN No. 48 prescribes rules regarding how the Company should recognize, measure and disclose in its financial statements, tax positions that were taken or will be taken on the Company’s tax return that are reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in an increase in a liability for income taxes payable, or a reduction in a deferred tax asset or an increase in a deferred tax liability. This interpretation is effective for fiscal years beginning after December 15, 2006. Adoption of FIN 48 is not expected to have a material impact on the Company’s current financial condition or results of operations.

Note 4 - Prepaid Expenses and Other Current Assets:

Prepaid expenses consist of prepaid insurance of $106,643 and deposit of $25,000.

During July 2006, the Company entered into an agreement for the outright purchase of a full service travel agency for $123,500. The deposit of $25,000 represents earnest money on the purchase transaction completed subsequent to July 31, 2006.

Note 5 - Property and Equipment:

The principal categories and estimated useful lives of property and equipment are as follows:

	July 31, 2006	Estimated Useful Lives

Office and computer equipment	$17,231	3 to 7 years
Less: accumulated depreciation	(1,235)
	15,996

Note 6 - Intangible Assets:

In March 2006, the Company purchased intangible assets for debt discussed in Note 9 from another company valued at $5,021,666. Assets with a definite estimated useful included a customer database valued at $1,375,000 net of accumulated amortization of $125,000. Assets with an indefinite estimated useful life included registered trademarks valued at $3,521,666. Management capitalized these assets in accordance with FASB No. 142 “Goodwill and Other Intangibles”.

In July 2006, management completed impairment testing under FASB No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” as required under FASB No. 142. As of July 2006, the Company has not gained complete control over the intangible assets. The customer database had not been delivered and the phone number and websites associated with the trademarks purchased were still in control of the party who sold the assets. Therefore, the Company recorded an asset impairment charge of $4,896,666 in relation to the write down of these intangibles.

Note 7 - Accrued Liabilities:

At July 31, 2006, accrued expenses consisted of the following items:

Salary and wages payable	$183,653
Accrued and withheld taxes	499,171
Accrued interest	181,813
Accrued service expense	445,692
Other accrued expenses	10,975

Total accrued expenses	$1,321,304

Accrued and withheld taxes primarily consist of delinquent payroll taxes withheld and accrued on employees of MRI. Penalties and interest calculated through July 31, 2006 are included.

Note 8 - Short-Term Notes Payable:

With the Exchange Agreement discussed in Note 1, the Company assumed several short term notes in default. The balances on these notes at July 31, 2006 are as follows:

Note payable due to a vendor dated February 2005; due in eighteen monthly installments of $1,007 including interest at ten percent; note is in default	$9,524
Note payable for accrued wages dated August 2002; bearing interest at six percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter; note is in default.	49,908
Note payable to a vendor dated December 2004; due in six monthly installments of $2,836 including interest at eighteen percent; note is in default.	17,027
Note payable to former employees for accrued wages and expenses dated February and March 2005; bearing no interest and due and payable at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter; note is in default.	24,000
Note payable to a vendor dated March 2005; bearing no interest due in four equal monthly payments of $14,000; note is in default.	56,000
Note payable to former employee dated April 2005; bearing no interest and due in six monthly installments of $5,000; note is in default.	30,000
Note payable to a vendor dated July 2005; due in eighteen monthly installments of $390 including interest at eight percent; note is in default.	6,244
Note payable to former employee dated December 2004; bearing no interest and no specified repayment terms.	12,740
Note payable to vendor dated July 2005; due in eleven monthly installments of $1,500; note is in default.	15,888
Notes payable to former employees dated March 2006; due in a single payment on June 30, 2006; notes are in default.	42,838
Total short-term notes payable	$264,169

Note 9 - Long-Term Debt:

In March 2006, the Company entered into an agreement to purchase intangible assets (Note 6) from another entity for seven annual installments of $1,200,000, or $8,400,000 in total payments. In lieu of cash payments directly to the seller, the Company can assume, pay or otherwise cause discharge, waiver, forgiveness or release of certain debt of the seller’s to other third parties. The result of obtaining these releases is to be a cumulative credit as payment on the existing debt agreement between the Company and the intangible assets seller.

In March 2006, the Company obtained its first debt release agreement. As stated in the agreement, the debt release was credited directly against the intangible asset price. The remaining balance of the debt, as well as the intangible discussed in Note 6, was discounted at five and a half percent to calculate the present value of the debt and asset. At July 31, 2006, long-term debt consisted of this single liability. Future principal payments required under the agreement are as follows:

2007	$—
2008	177,479
2009	918,161
2010	968,660
2011	1,021,936
Thereafter	1,935,071
Total	$5,021,307

Note 10 - Convertible Debentures:

With the Exchange Agreement discussed in Note 1, the Company assumed liability of  $475,000 of five percent convertible debentures that mature on March 15, 2007. The debentures were convertible into the Company’s common stock at a conversion price of $0.16 per share. In an effort to entice the debenture holders from this series of debentures to invest in the second series offered by MRI in March 2005, the conversion price and attached warrants were re-priced to $0.01 per share in March 2005. This was done through a settlement agreement signed by all parties. All interest and penalties accrued through March 2005 on the five percent debentures was treated as additional paid-in capital on warrants issued with the March 2006 series debenture discussed below. Interest accrued on debentures that are converted into common stock may be paid in cash or with common stock (conversion price $0.01 per share). In connection with these debentures, MRI issued 604,298 common stock purchase warrants at the original exercise price of $0.32 per share. However, as part of the settlement agreement, these warrants were also re-priced to $0.01 per share. The warrants expired March 31, 2006.

Also with the Exchange Agreement discussed in Note 1, the Company received approximately $792,000 of 8% convertible debt from a March 2005 series. All holders of this issue subsequently entered into a securities purchase agreement whereby they cancelled all aspects of this debenture issue, converted their investment into the June 2006 issue discussed later and cancelled all attached warrants.

In June 2006, the Company began offering a new series of convertible debentures. This series required investors from the March 2005 series to invest a minimum of twenty-five percent over and above the value of their holdings. This series of convertible debentures matures in 2009 or three years from the date of the actual issuance and has an interest rate of five percent. This series has a variable conversion price that is fifty to sixty-five percent of the average of the three lowest daily trading prices for twenty trading days prior to the trading day before the day of conversion. Interest accrues from the date of issuance and may be paid in cash or in the Company’s common stock. In connection with this issuance, 5,028,553 warrants expiring in June and July 2013, with an exercise price of $0.50, were issued. Investors advancing new funds were issued 10,500,000 warrants expiring in June and July 2013 with an exercise price of $0.50.

As a result of the June 2006 debenture issuance, the Company recorded $1,990,711 in five percent convertible debentures. As required by Emerging Issues Task Force Issue (“EITF”) No. 98-5 “Accounting for Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company recognized $1,039,660 in interest expense and recorded $951,051 as a discount on the debentures issued. As required by EITF 98-5, the intrinsic value of the conversion feature embedded in the debentures was calculated as the difference between the fair value of the debenture if converted on the commitment date and the conversion price as stated in the agreement. Accounting for this feature using EITF 98-5 resulted in the total value of the June 2006 debenture issue of $1,990,711 being recorded as paid-in capital.

Under the Security Agreement attached to the debentures issued in June 2006, all of the Company’s assets are pledged as collateral.

Note 11 - Stockholders’ Equity:

The Company was organized in December 2005 with 10,000 shares of zero par value common stock being authorized. As discussed in Note 1, all shares were exchanged for 7,100,000 shares of the common stock of MRI. At the date of the Exchange Agreement, stockholders of MRI held 4,743,276 shares of common stock. Since the date of the Exchange agreement, no additional shares have been issued. Total shares outstanding at July 31, 2006 were 11,843,276 shares. Of this amount, approximately 58,463 shares are still to be issued.

The Company is authorized to issue 100,000,000 shares of preferred stock. As of July 31, 2006, no shares were issued or outstanding.

Note 12 - Stock Options and Warrants:

Prior to the Exchange Agreement discussed in Note 1, all remaining MRI employees eligible to exercise options had signed settlement agreements waiving rights to any outstanding options. As a result, the Company no longer has any options outstanding.

In May 2006, the Company issued 250,000 warrants at an exercise price of $0.75 per share and 250,500 warrants at an exercise price of $1.00 per share. These warrants were issued in connection with the issuance of short-term notes payable bearing an interest rate of nine percent. Using the Black-Scholes pricing model and thirty percent volatility factor, the Company valued the warrants and recorded interest expense of $68,000 for the grant of these warrants.

As part of the agreement for the June 2006 convertible debenture offering, the Company issued 15,528,553 detachable warrants with an exercise price of $0.50 per share. Using the Black-Scholes pricing model and thirty percent volatility factor, the Company valued the warrants at $1,664,661. However, due to the beneficial conversion feature (Note 10) being equal to the total amount of the debentures issued, no expense has been recognized for the warrants.

As of July 31, 2006, no warrants have been exercised.

Note 13 - Loss Per Share:

A reconciliation of basic loss per share to diluted earnings per share is presented below:

	Net Loss	Shares	Per Share Amount
Period from December 8, 2005 (date of inception) through July 31, 2006:
Basic EPS
Loss available to common shareholders	(11,027,335)	8,918,989	(1.24)
Effect of dilutive securities stock options and warrants	—	—	—
Total basic and diluted	$(11,027,335)	8,918,989	$(1.24)

Note 14 - Income Taxes:

Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes.

Net deferred tax assets (liabilities) consisted of the following components as of July 31, 2006:

	Current	Long-Term	Total
Period ended July 31, 2006:
Deferred tax assets:
Net operating loss carryover	$1,683,260	$—	$1,683,260
Intangible asset impairment	—	1,780,045	1,780,045
	1,683,260	1,780,045	3,463,305
Valuation allowance	(1,683,260)	(1,780,045)	(3,463,305)
Net deferred tax asset	$—	$—	$—

The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryover within the applicable carryover period.  The valuation allowance is based on the uncertainty of the Company’s ability to generate sufficient taxable income in future years to fully utilize the net operating loss carryover.

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal and state income tax rate to pretax income for the period from December 8, 2005 (date of inception) through July 31, 2006 due to the following:

Computed “expected” tax benefit	$(3,463,305)
Increase (decrease) in income tax benefit resulting from:
Temporary differences	3,463,305
Permanent differences	—
$—

The Company files its tax returns as a consolidated entity. However, all of its subsidiaries are currently non-operating entities. As of July 31, 2006, the Company had not filed an income tax return. Estimated operating loss carry forwards of approximately $4,358,000 will begin to expire in 2026.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss, capital loss, and various tax credit carryovers in the case of certain events including significant changes in ownership interest.  If the Company’s tax carryovers are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryover, the Company would incur a federal income tax liability even though these loss carryovers would be available in future years.

Note 15 - Related Party Transactions:

During the period ended July 31, 2006, a limited liability company related through common ownership and another corporation that is a stockholder in the Company had made advances to the Company. Principal and interest of five percent is due on each note one year from the date of the note. The balance of these notes at July 31, 2006 is $286,038. Interest accrued on these notes through July 31, 2006 is $5,671 and is included in accrued expenses.

In July, the Company issued $250,000 of the June 2006 debentures to a stockholder for investment banking services received.

Note 16 - Pro-Forma Financial Information:

The following pro-forma data summarized the results of operations for the year ended July 31, 2006, as if the merger with Crystal Hospitality Holdings, Inc. had been completed August 1, 2004:

	July 31, 2005	July 31, 2006
Net revenues	$607,374	$6,628
Operating loss	(970,881)	(9,261,243)
Loss per share - basic and diluted	(0.08)	(0.78)

Note 17 - Other Matters:

Commitments and contingencies:

During the period ended July 31, 2006, the Company signed contracts with service companies. One contract is a seven year contract with minimum base payments due in monthly installments for the service and an annual per passenger charge due in November of each year. Another contract is a non-cancelable website hosting agreement for five years consisting of a flat monthly fee. Subsequent to July 31, 2006, management and the website hosting company agreed to new terms that are based on services performed without any minimum charges.

The future minimum payments under these contracts as of July 31, 2006, are as follows:

2007	$1,052,667
2008	3,674,000
2009	1,500,000
2010	1,250,000
2011	1,200,000
Thereafter	1,000,000

Total minimum payments	$9,676,667

Prior to the Exchange agreement discussed in Note 1, several vehicles owned by MRI were repossessed and sold at auction in order to settle MRI’s outstanding debt on those vehicles. The Company has recorded $30,000 in current note payables as a contingency for any balance remaining on the debt owed.

Legal proceedings:

During the period from December 8, 2005 (date of inception) through July 31, 2006, Crystal Hospitality Holdings, Inc., a wholly-owned subsidiary of the Company and Crystal Finance, LLC an entity affiliated with the Company were named as defendants in three legal proceedings stemming from its purchase of the intangible assets discussed in Note 6. Management and counsel are in the process of reviewing these claims and intend to defend their position vigorously.

In July 2006, a former officer of MRI filed suit against the Company alleging breach of contract. Management and counsel are in the process of reviewing the claim and intend to defend their position vigorously.

Subsequent to July 31, 2006, another former officer of a former subsidiary of MRI filed suit against the Company alleging breach of contract. Management and counsel are currently in negotiations to settle this dispute. All amounts related to the original agreement signed by the Company and the former officer have been included in notes payable and accrued expenses.

Unsecured creditors of the company:

The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company.

As a result of the delinquencies and defaults, the Company may be subject to collection actions whenever agreements cannot be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2007
(Unaudited)

Pages

INDEX	F1

FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheet	F2

Condensed Consolidated Statements of Income	F3 - F4

Condensed Consolidated Statement of Stockholders’ Deficit	F5 - F6

Condensed Consolidated Statements of Cash Flows	F7 - F8

Notes to Condensed Consolidated Financial Statements	F9 - F16

F-1

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEET
April 30, 2007
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash	$14,538
Prepaid insurance	13,431

Total current assets		$27,969

PROPERTY AND EQUIPMENT - net of accumulated depreciation		41,977

OTHER ASSETS:
Deposits	11,856
Intangibles - net of amortization	25,144
Goodwill	80,596

		117,596

		$187,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion long-term debt	$499,079
Short-term notes payable	484,733
Accounts payable	1,096,201
Notes payable - related parties	132,808
Accrued liabilities	1,650,096

Total current liabilities		$3,862,917

LONG-TERM LIABILITIES:
Long-term debt	4,552,228
Convertible debentures	3,356,565

		7,908,793

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value; 100,000,000 shares authorized	0
Common stock; par value $0.001; 500,000,000 shares authorized, 22,235,674 issued and outstanding, 30,625 shares to be issued	24,054
Paid-in capital	3,302,709
Deficit accumulated during the development stage	(14,910,931)

		(11,584,168)

		$187,542

See Notes to Condensed Consolidated Financial Statements

F-2

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter		Year to Date		From Inception
	Three Months Ended April 30, 2007	Three Months Ended April 30, 2006	Nine Months Ended April 30, 2007	Period from December 8, 2005 (Date of Inception) through April 30, 2006	Period from December 8, 2005 (Date of Inception) through April 30, 2007

REVENUE:
Sales	$51,380	$0	$107,073	$0	$107,073
License and fees	14,762	0	14,762	0	21,390

	66,142	0	121,835	0	128,463

COST AND EXPENSES:
Cost of goods sold	29,875	152,620	60,799	152,620	60,799
Sales and marketing	0	0	0	0	0
General and administrative expenses	638,244	659,298	2,041,691	736,169	9,220,361

	668,119	811,918	2,102,490	888,789	9,281,160

OPERATING LOSS	(601,977)	(811,918)	(1,980,655)	(888,789)	(9,152,697)

OTHER INCOME (EXPENSES)
Interest expense	(44,768)	(47,530)	(1,880,859)	(47,530)	(3,258,841)
Other expenses	0	0	(22,082)	0	(22,082)

	(44,768)	(47,530)	(1,902,941)	(47,530)	(3,280,923)

NET LOSS BEFORE INCOME TAXES	(646,745)	(859,448)	(3,883,596)	(936,319)	(12,433,620)

See Notes to Condensed Consolidated Financial Statements

F-3

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Continued)
(Unaudited)

	For the Quarter		Year to Date		From Inception
	Three Months Ended April 30, 2007	Three Months Ended April 30, 2006	Nine Months Ended April 30, 2007	Period from December 8, 2005 (Date of Inception) through April 30, 2006	Period from December 8, 2005 (Date of Inception) through April 30, 2007

NET LOSS BEFORE INCOME TAXES	(646,745)	(859,448)	(3,883,596)	(936,319)	(12,433,620)

INCOME TAX (EXPENSE) BENEFIT	0	0	0	0	0

NET LOSS	$(646,745)	$(859,448)	$(3,883,596)	$(936,319)	$(12,433,620)

WEIGHTED AVERAGE NUMBER OF SHARES	15,751,948	7,100,000	14,791,904	7,100,000	12,062,919

LOSS PER SHARE - BASIC AND DILUTED	$(0.04)	$(0.12)	$(0.26)	$(0.13)	$(1.03)

See Notes to Condensed Consolidated Financial Statements
F-4

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(Unaudited)

	Common Stock
	Shares	Amount	Paid-in Capital	Deficit Accumulated During Development Stage	Total
Balance at December 8, 2005 (Date of Inception)	0	$0	$0	$0	$0
Common shares issued in formation of Crystal Hospitality Holdings, Inc.	200	23,012	0	0	23,012
Shares exchanged for common shares of Mobile Reach International, Inc.	(200)	0	0	0	0
Common shares issued to Crystal Hospitality Holdings, Inc. stockholders	7,100,000	0	0	0	0
Common shares owned by Mobile Reach International, Inc. stockholders	4,743,276	0	0	0	0
Net liabilities in excess of assets acquired in share exchange	0	0	0	(2,477,311)	(2,477,311)
Net loss	0	0	0	(1,025,085)	(1,025,085)

Balance at April 30, 2006	11,843,276	23,012	0	(3,502,396)	(3,479,384)
Fair market value of warrants attached to short-term debt issued	0	0	68,000	0	68,000
Fair market value of beneficial conversion feature of convertible debentures	0	0	1,990,711	0	1,990,711
Net loss	0	0	0	(7,524,939)	(7,524,939)
Balance at July 31, 2006	11,843,276	$23,012	$2,058,711	$(11,027,335)	$(8,945,612)

See Notes to Condensed Consolidated Financial Statements
F-5

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(Continued)
(Unaudited)

	Common Stock
	Shares	Amount	Paid-in Capital	Deficit Accumulated During Development Stage	Total
Balance at July 31, 2006	11,843,276	$23,012	$2,058,711	$(11,027,335)	$(8,945,612)
Share based compensation agreement	0	0	11,160	0	11,160
Common shares issued in connection with conversion of debentures	562,518	56	228,779	0	228,835
Fair market value of beneficial conversion feature of convertible debentures	0	0	630,000	0	630,000
Common shares issued in connection with conversion of debentures	1,400,873	150	35,735	0	35,885
Fair market value of warrants attached to short-term debt issued	0	0	16,480	0	16,480
Net loss	0	0	0	(3,236,851)	(3,236,851)

Balance at January 31, 2007	13,906,667	23,218	2,980,865	(14,264,186)	(11,260,103)
Common shares issued as fees for services	1,000,000	100	56,900	0	57,000
Common shares issued for accrued wages to employees	1,300,000	130	47,633	0	47,763
Common shares issued in settlement of litigation	500,000	50	14,745	0	14,795
Common shares issued in settlement of short-term debt	1,000,000	100	99,900	0	100,000
Common shares issued in settlement of debt to former employee	350,000	35	30,999	0	31,034
Common shares issued on option exercise	120,000	12	20,028	0	20,040
Common shares issued in connection with conversion of debentures	4,089,632	409	51,639	0	52,048
Net loss	0	0	0	(646,745)	(646,745)
Balance at April 30, 2007	22,266,299	$24,054	$3,302,709	$(14,910,931)	$(11,584,168)

See Notes to Condensed Consolidated Financial Statements

F-6

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30, 2007	December 8, 2005 (Date of Inception) through April 30, 2006	December 8, 2005 (Date of Inception) through April 30, 2007

Net loss	$(3,883,596)	$(936,319)	$(12,433,620)

Adjustments to reconcile net income to net cash used in operating activities:	2,565,062	652,846	10,035,063

Net cash used in operating activities	(1,318,534)	(283,473)	(2,398,557)

Cash flows used in investing activities	(154,182)	0	(171,413)

Cash flows provided by financing activities	1,451,765	287,468	2,584,508

Net (decrease) increase in cash	(20,951)	3,995	14,538

Cash - beginning of period	35,489	0	0

Cash - end of period	$14,538	$3,995	$14,538

See Notes to Condensed Consolidated Financial Statements
F-7

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SUPPLEMENTAL DISCLOSURE INFORMATION
(Continued)
(Unaudited)

0	Nine Months Ended April 30, 2007	December 8, 2005 (Date of Inception) through April 30, 2006	December 8, 2005 (Date of Inception) through April 30, 2007
Non-cash activities:
Conversion of debentures for common stock	$311,769	$0	$311,769
Refinancing of short-term debt to convertible debt	0	0	100,000
Exchange of debt for intangible assets	0	0	5,021,307
Settlement of accrued wages for common stock	47,763	0	47,763
Settlement of litigation for debt and common stock	48,188	0	48,188
Settlement of related party debt for common stock	100,000	0	100,000
Settlement of debt to former employee for stock and short-term note payable	40,834	0	40,834
Acquisition of Travel House, Inc.:
Purchase price	$123,500	$0	$123,500
Add:
Cash	1,132	0	1,132

Subtract:
Accounts payable	(3,804)	0	(3,804)

Goodwill	$120,828	$0	$120,828

Acquisition of Mobile Reach International and Subsidiaries:
Assets assumed:
Cash	$262	$262

Liabilities assumed:
Accounts payable	408,527	408,527
Accrued expenses	507,859	507,859
Short-term debt	294,169	294,169
Long-term and convertible debt	1,267,018	1,267,018

	2,477,573	2,477,573

Net liabilities exceeding net assets	$2,477,311	$2,477,311

See Notes to Condensed Consolidated Financial Statements

F-8

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC. AND SUBSIDIARIES
(A Development Stage Company)
(Formerly Mobile Reach International, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Summary of Accounting Policies:

General:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three month period ended April 30, 2007 are not necessarily indicative of the results that may be expected for the year ended July 31, 2007. The unaudited consolidated financial statements should be read in conjunction with the July 31, 2006 financial statements and footnotes thereto included in the Company's SEC Form 10-KSB.

Business:

The Company was originally organized to develop and sell mobility software products and services in the United States and Europe. Its offices were located in Cary, North Carolina until the Exchange Agreement discussed below. Since the effective date of the Exchange Agreement, the Company moved its operations to Morristown, New Jersey. The principal focus of operations has been the development of travel products and services for sale to the general public in the United States through the utilization of registered agents and internet website booking services.

Subsequent to the share exchange mentioned below, Mobile Reach International, Inc. changed its name to Crystal International Travel Group, Inc.

Basis of presentation:

On April 17, 2006, effective April 29, 2006, Crystal International Travel Group, Inc. and Subsidiaries (formerly Mobile Reach International, Inc.) (the "Company") completed a share exchange with the stockholders of Crystal Hospitality Holdings, Inc., a Delaware corporation ("CHH"), pursuant to a Share Exchange Agreement (the "Exchange Agreement"), by and among the Company, CHH and the holders of the outstanding capital stock of CHH (the "CHH Stockholders"). As a result, CHH is now a wholly-owned subsidiary of the Company. The Company has accounted for this share exchange using the purchase method of accounting as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The share exchange has been treated as a reverse acquisition of the Company by CHH, due to the stockholders of CHH receiving 60.4 percent of the voting rights of the combined entity. The condensed consolidated financial statements include the results from operations for both companies from August 1, 2006 through April 30, 2007 and the financial statements of the survivor corporation, CHH for the period from inception (December 8, 2005) to April 30, 2006 and for the period from inception (December 8, 2005) through April 30, 2007.

F-9

During the quarter ended October 31, 2006, the Company established a subsidiary named Platinum Hospitality Holdings, Inc. (“PHH”), a Delaware corporation. Effective August 1, 2006, PHH purchased all of the outstanding stock of JRM, Inc. dba The Travel House (“TH”) for $123,500. TH is a New Jersey corporation that has been operating as a full service travel agency. The Company purchased TH in order to establish a direct retail outlet for the travel products it is developing or plans to develop. The Company accounted for this acquisition as prescribed by SFAS No. 141, “Business Combinations”. The Company recorded $80,596 in goodwill for this acquisition. The condensed consolidated financial statements include the results of operations for TH from August 4, 2006 to April 30, 2007.

Development stage operations:

Since December 8, 2005 (date of inception), the Company has been concentrating its effort on raising capital and developing new travel related products for the retail market. As defined by SFAS No. 7 “Accounting and Reporting by Development Stage Enterprises”, the Company is a development stage company. Under SFAS No. 7, a development stage enterprise is subject to the same accounting principles as a normal enterprise but are required to present a cumulative income statement showing revenues and expenses from inception.

Concentrations of credit risk:

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

The Company maintains its cash balances with multiple reputable financial institutions in the form of demand deposits.

Intangible assets:

The Company accounts for intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets”. Intangible assets are recorded at cost. Intangible assets subject to amortization include customer lists from business purchases. These costs are amortized over the asset’s estimated useful life of 24 months.

Income taxes:

Deferred income taxes provide for temporary differences between the basis of the Company's assets and liabilities for financial reporting and income tax purposes. As of April 30, 2007, any deferred tax asset resulting from the three months of operating losses would be fully offset by a valuation allowance due to the uncertainty of realizing future tax benefits.

F-10

Fair value of financial instruments:

At April 30, 2007, the Company did not have any outstanding financial derivative instruments. The carrying amount of cash, receivables, payables and current liabilities approximate fair value due to the short maturity of these instruments.

Use of accounting estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

Note 2 - Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Crystal International Travel Group, Inc. and subsidiaries as a going concern. However, as a result of the merger discussed in Note 1, the Company has acquired debt on certain notes payable that are in default, payroll taxes and other payables owed by the acquired company. Additionally, the Company has used substantial amounts of working capital in start-up operations and has generated an operating loss leading to an accumulated stockholders’ deficit of $11,584,168 at April 30, 2007. Further, at April 30, 2007, the Company’s current liabilities exceeded current assets by $3,834,948. Based on these factors, the Company may not be able to continue as a going concern.

With the merger discussed in Note 1, the Company’s management has taken over management of the acquired company and is changing the acquired company’s focus of operations. Plans include licensing out all software development and concentrating on the Company’s core business of providing travel packages to individuals. Management also plans on additional financing through the issuance of convertible debentures. However, no assurance can be given that the Company will continue as a going concern without the successful completion of additional financing and the commencement of management’s planned changes in operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As a result of delinquencies and defaults, the Company may be subject to collection actions whenever agreements cannot be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

F-11

Note 3 - Property and Equipment:

The principal categories and estimated useful lives of property and equipment are as follows:

	April 30, 2007	Estimated Useful Lives

Office and computer equipment	$50,586	3 to 7 years
Less: accumulated depreciation	(8,609)
	$41,977

Note 4 - Intangible Assets:

In August 2006, the Company purchased all the outstanding shares of a fully operational travel agency for $123,500 in cash. At the time of the purchase, the Company was seeking to expedite the regulatory licensing process for travel agencies by purchasing an already licensed agency. In the exchange, the Company received an established customer database. Management valued the database at $40,231 by discounting the estimated cash flow from commissions on sales to repeat customers. This customer database is amortized over an estimated useful life of twenty-four months.

Intangible assets at April 30, 2007 consisted of the following:

	April 30, 2007	Estimated Useful Lives

Customer database	$40,231	2 years
Less: accumulated amortization	(15,087)

	$25,144

Unamortized intangibles:
Goodwill - Travel House	$80,596

Amortization expense amounted to $5,029 for the three months ended April 30, 2007, $15,087 for the nine months ended April 30, 2007 and $15,087 for the period from December 8, 2005 (date of inception) through April 30, 2007.

Note 5 - Accrued Liabilities:

At April 30, 2007, accrued expenses consisted of the following items:

Salary and wages payable	$289,757
Accrued and withheld taxes	515,842
Accrued interest	438,042
Accrued service expense	395,480
Other accrued expenses	10,975

$1,650,096

F-12

Accrued and withheld taxes primarily consist of delinquent payroll taxes withheld and accrued on former employees of Mobile Reach International, Inc. (“MRI”) and its subsidiaries. Penalties and interest calculated through April 30, 2007 are included in the reported balance.

Note 6 - Short-term Notes Payable:

The balances on these notes at April 30, 2007 are as follows:

Note payable due to a vendor dated February 2005; due in eighteen monthly installments of $1,007 including interest at ten percent; note is in default.	$5,524
Note payable for accrued wages dated August 2002; bearing interest at six percent; due and payable with interest at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter; note is in default.	49,908
Note payable to a vendor dated December 2004; due in six monthly installments of $2,836 including interest at eighteen percent; note is in default.	17,027
Note payable to former employees for accrued wages and expenses dated February and March 2005; bearing no interest and due and payable at the earliest of (a) Company obtaining debt or equity funding greater than $1,000,000 in a quarter or (b) Company earns revenues of $1,000,000 in a quarter; note is in default.	24,000
Note payable to a vendor dated March 2005; bearing no interest due in four equal monthly payments of $14,000; note is in default.	56,000
Note payable to former employee dated April 2005; bearing no interest and due in six monthly installments of $5,000; note is in default.	30,000
Note payable to a vendor dated July 2005; due in eighteen monthly installments of $390 including interest at eight percent; note is in default.	6,243
Note payable to vendor dated July 2005; due in eleven monthly installments of $1,500; note is in default.	15,888
Notes payable to former employees dated March 2006; due in a single payment on June 30, 2006; notes are in default.	29,449
Note payable dated November 2006; due in a single payment with interest accrued at twelve percent on March 31, 2007.	200,000
Note payable to former employee dated February 2007; bearing eight percent interest and seven monthly payments of $6,000.	40,893
Note payable to former employee dated February 2007; bearing eight percent interest and five monthly payments of $2,000.	9,801

$484,733

F-13

As part of the short-term note payable dated November 2006, the Company executed a Security Agreement in which all of the Company’s assets are pledged as collateral.

Note 7 - Convertible Debentures:

During the three months ended April 30, 2007, holders of the June 2006 debenture issuance converted $52,048 worth of debentures to 4,089,632 shares of common stock. The conversion price ranged from $0.0105 to $0.0152 per share.

Under the Security Agreement attached to the debentures issued under the June 2006 debenture offering, all of the Company’s assets are pledged as collateral.

Note 8 - Stockholders’ Equity:

For the period ended April 30, 2007, the Company’s common stock issued and outstanding was 22,235,674 with an additional 30,625 shares to be issued. During the period the Company issued 4,089,632 common shares in connection with converted debentures (Note 7).

In February 2007, the Company settled a lawsuit and debt of $55,688 with a former officer for 500,000 shares of restricted common stock and a note payable of $40,893 (Note 6).

In February 2007, the Company settled debt of $40,834 with a former officer for 350,000 shares of restricted common stock and a note payable of $9,801 (Note 6).

In February 2007, the Company settled debt of $45,000 with a vendor for 900,000 shares of restricted common stock.

In February 2007, the Company settled accrued wages worth $47,763 with 1,300,000 shares of restricted common stock.

In February 2007, the Company settled debt with a related party of $100,000 with 1,000,000 shares of restricted common stock.

In February 2007, options for 120,000 shares of restricted common stock were exercised (Note 9).

In March 2007, the Company recorded expenses for services from consultants for investor relations fees of $12,000 in exchange for 100,000 shares of restricted common stock.

F-14

Note 9 - Stock Options:

The Company records stock options as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”. This Statement requires the Company “to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award.”

During the nine months ended April 30, 2007, the Company issued options to an employee of the Company. The options granted total 400,000 shares of common stock with an option price of $.26 per share. The Company determined that the options issued had a value of $37,200 using the Black-Scholes pricing model and a thirty percent volatility factor at the date of grant. The options become vested over a period of three years and expire five years after the agreement date. During the period ended April 30, 2007, options of 120,000 shares had vested and were exercised, the remaining balance of 280,000 was forfeited.

Compensation expense related to these options is recorded in the period in which the holders become vested. For the nine months ended April 30, 2007, $11,160 of compensation expense was recorded related to these options.

Note 10 - Related Party Transactions:

During the period ended April 30, 2007, a limited liability company related through common ownership and another corporation that is a stockholder in the Company had made advances to the Company. Principal and interest of five percent is due on each note one year from the date of the note. The balance of these notes at April 30, 2007 is $132,808. Interest accrued on these notes through April 30, 2007 is $9,273 and is included in accrued expenses.

During the period ended April 30, 2007, a limited liability company that is related through common ownership has paid bills on behalf of the company. The Company expenses these costs with the liability being included in accounts payable. The total of these costs included in accounts payable are $91,321.

Note 11 - Pro-Forma Financial Information:

The following pro-forma financial information summarizes the results of operations for the nine months ended April 30, 2007, as if the merger between MRI and CHH had been completed August 1, 2005:

	Nine Months Ended April 30, 2007	Nine Months Ended April 30, 2006
Net revenues	$121,835	$374,426
Operating loss	(3,883,596)	(3,502,131)
Loss per share - basic and diluted	(0.27)	(0.30)

F-15

Note 12 - Other Matters:

Commitments and legal proceedings:

In March 2006, the Company purchased intangible assets consisting of web sites, phone numbers, registered trademark names and a customer database from FS Suntours. Subsequent to the purchase, FS Suntours delayed turning over control of the phone numbers, websites and never released the customer database to the Company. In June 2006, FS Suntours was forced into bankruptcy by its creditors. Later, FS Suntours’ parent corporation filed voluntary bankruptcy proceedings. In July 2006, as a result of the bankruptcy filings, legal proceedings resulting from the intangible asset purchase and the failure to gain control over the intangible assets, the Company recognized an impairment charge against the value of the intangible assets.

Also in March 2006, the Company had entered into a service contract with a former vendor of FS Suntours in expectation of capitalizing on the benefits of the intangible assets mentioned above. This contract was a seven year contract with minimum base payments due in monthly installments for the service and an annual per passenger charge due in November of each year. Since the signing of the agreement in March 2006, no services have been provided by the vendor.

As a result of the failure of FS Suntours to turn over the intangible assets and the bankruptcy filing mentioned above, the Company ceased accruing service expenses related to the contract and interest expense related to the FS Suntours liability.

In February 2007, the Company settled a lawsuit brought by a former officer of a former subsidiary of MRI. The suit was settled for debt (Note 6) and common stock (Note 8).

Unsecured creditors of the company:

The Company is delinquent with a number of unsecured creditors for which no payment arrangements exist or for which no agreement to forestall collection action has been agreed upon. Whenever feasible the Company negotiates with these creditors to reach settlement agreements that are acceptable to the Company.

As a result of the delinquencies and defaults, the Company may be subject to collection actions whenever agreements cannot be reached, including, but not limited to, litigation, foreclosure and/or seizure of assets and bank accounts.

F-16

PART II. Information not Required in Prospectus

ITEM 24. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        The Company's certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

        The Company's bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution

SEC Registration Fee	$20.50
Blue Sky Fees and Expenses*	$1,000.00
Legal Fees and Expenses	$15,000.00
Printing Expenses	$1,000.00
Miscellaneous	$500.00
Total	$17,520.50

*      Estimated.

ITEM 26. Recent Sales of Unregistered Securities.

        During the past three years, we have issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 and/or Rule 701 promulgated thereunder, relating to sales by an issuer not involving any public offering. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restricted legend permitting the transfer thereof only upon registration of the shares or an exemption under said Act.

        On July 25, 2003, we were incorporated in the State of Delaware. On July 30, 2003, Asphalt Paving International, Inc., a Florida corporation, ("API") merged into us, with Mobile Reach International, Inc. ("MRI") being the surviving company of the merger. Immediately after the merger all the 5,112,460 shares of the Company's common stock were owned by the shareholders of API in the same percentage ownership they owned shares of API immediately prior to the merger.

        On July 31, 2003, MRI acquired all the outstanding shares of Mobile Reach Technologies, Inc., a North Carolina corporation ("MRT"), through a share exchange in which it issued 18,523,628 shares of its common stock to the shareholders of MRT. The effect of the share exchange was to make MRT a wholly-owned subsidiary of MRT and to change control of the Company. In addition, the Company assumed outstanding options and warrants to purchase 4,766,472 shares of common stock, which are held by former holders of options and warrants to purchase MRT common stock.

        During the fiscal quarter ended October 31, 2003, we issued a total of 911,335 shares of its common stock to four accredited investors, with 142,857 shares issued at a price per share equal to $0.21, 192,308 shares issued at a price per share equal to $0.13, 476,190 shares issued at a price per share equal to $0.21 and 100,000 shares issued at a price per share equal to $0.25 for an aggregate purchase price of $180,000.10.

        During the fiscal quarter ended January 31, 2004, we issued a total of 866,670 shares of its common stock to twelve accredited investors at a price per share equal to $0.21 and 1,150,000 shares to five accredited investors at a price per share equal to $0.20 for an aggregate purchase price of $412,000.70. The Company also issued a total of 400,000 shares of its common stock to two employees who had exercised options granted pursuant to our 2003 Equity Compensation Plan (the "Equity Plan") with an exercise price of $0.0001 per share. In addition, we granted options to purchase 3,350,000 shares of common stock under the Equity Plan to certain of its employees, directors and/or consultants during this time period.

        During the fiscal quarter ended April 30, 2004, we issued a total of 2,320,000 shares of its common stock to four accredited investors at a price per share equal to $0.20 for an aggregate purchase price of $464,000. We issued 1,300,000 shares of its restricted common stock to an officer, Mr. Paige Bendixsen, at a price per share equal to $0.0001. We also issued a total of 433,299 shares of its common stock to seven employees who had exercised options granted pursuant to the Equity Plan with an exercise price of $0.0001 per share and an additional 16,666 shares of common stock to an employee who exercised an option under the Equity Plan with an exercise price of $0.23 per share. In addition, we granted options to purchase 990,000 shares of common stock to certain of its employees, directors and/or consultants during this time period as well as one-year warrants to purchase 1,200,000 shares of common stock to three consultants.

        In June 2005, we settled debt to a vendor of $32,612 with 181,250 shares of our restricted common stock.

        In May 2005, we settled $19,250 in debt to consultants and employees with 255,428 shares of our restricted common stock. The debt consisted of $8,000 in deferred wages and $11,250 in consulting and professional fees. Additionally, we settled approximately $498,118 in notes payable and accrued interest owed to an officer with 418,750 shares of our restricted common stock.

        In March 2005, we settled debt amounting to approximately $1,029,779 for 579,500 shares of our restricted common stock. The debt consisted of $856,494 in notes payable and accrued interest along with approximately $173,285 in accounts payable. Additionally, we settled $16,154 in accrued wages to an officer of our for 56,250 shares of our restricted common stock.

        In February 2005, we settled debt amounting to approximately $218,250 for 266,636 shares of our restricted common stock. The debt settled included notes payable and accrued interest of $154,941 along with accounts payable to vendors of $63,309. Additionally, we settled $100 in unreimbursed expenses with its former chairman for 12,500 shares of our restricted common stock.

        On August 23, 2005, we acquired all the outstanding shares of Objective Spectrum, Inc., a North Carolina corporation ("Objective Spectrum"), through a share exchange in which it issued 375,000 shares of its common stock to the shareholders of Objective Spectrum.

        On April 17, 2006, MRI acquired all the outstanding shares of Crystal Hospitality Holdings, Inc., a Delaware corporation through an Agreement and Plan of Merger between the Company, Crystal, MRI Acquisition Corp II and the shareholders of Crystal. The effect of the Merger was to make Crystal a wholly-owned subsidiary of MRI and to change control of the Company as discussed below. As consideration, MRI issued 7,000,000 shares of the Company's common stock to the shareholders of Crystal. As additional consideration, the Company shall deliver an additional 5,000,000 shares of common stock upon the occurrence of various performance criteria.

        On June 30, 2006 (the "Closing Date") through July 27, 2006, we executed definitive agreements for the purchase by institutional and accredited investors for $3,355,711 of principal amount of 6% convertible promissory notes ("Note" or the "Notes"), maturing three years from the date of issuance. Of this amount, $1,205,711 of the principal amounts of Notes resulted from the conversion of old promissory notes for which we received no proceeds. As of the Closing Date, the investors purchased Notes in the amount of $2,140,711. Within two days of the filing of this registration statement within the required time period, the investors will purchase additional Notes in the amount of $697,500. Within two days of this registration statement being declared effective within the required time period, the investors will purchase additional Notes in the amount of $752,500. However, due to the limited number of shares being registered under this registration statement, the investors will not be obligated to fund the third tranche. We are currently negotiating with the investors regarding workable options, but have been unable to reach a solution to date.

        The Notes will be convertible at the investor's option, into shares of Common Stock at a per share conversion price equal to the Applicable Percentage (as defined below) multiplied by the average of the lowest three intraday trading prices for the Common Stock during the twenty trading days prior to the notice of conversion being sent. The Applicable Percentage is equal to (i) 50% as of the Closing Date, (ii) 55% in the event that this registration statement is filed within the required time period and (iii) 60% in the event that this registration statement becomes effective within the required time period.

        To secure the investors' obligations under the Notes, we granted the investors a security interest in substantially all of our assets, including without limitation our intellectual property, on the terms and conditions of a Security Agreement (the "Security Agreement") and an Intellectual Property Security Agreement (the "Intellectual Property Agreement"). The security interest granted under the Security Agreement and the Intellectual Property Agreement terminates immediately upon payment or satisfaction of all of the Company's obligations under the Notes.

        In connection with the issuance of the Notes, we issued to the investors seven-year common stock purchase warrants (the "Warrants") to purchase 15,528,553 shares of Common Stock. The exercise price of the Warrants is $0.50 and the Warrants provide for cashless exercise in certain circumstances. We are not required to register the shares of Common Stock underlying the Warrants.

        The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment for certain dilution events or in the event of certain capital adjustments or similar transactions, such as a stock split or merger, or, in certain circumstances, the issuance of additional equity securities for consideration less than the respective exercise prices. Subject to certain excepted issuances, the investors have a right of first refusal with respect to any proposed sale of our securities for a period of not less than two years following the effective date of this registration statement.

        Under the Registration Rights Agreement, we are required to register 225% of the shares of Common Stock underlying the Notes and have this registration statement declared effective within 120 days of the Closing Date. We will be obligated to pay liquidated damages to the holders of the Notes if this registration statement is not timely filed or declared effective equal to 2% of the then outstanding amounts under the Notes for each thirty day period (or portion thereof).

        In April and May of 2006, we completed a bridge financing of $500,000. Under the terms of the financing, we issued a principal amount of $500,000 9% secured promissory notes to various accredited investors. In connection with the notes, we issued warrants to purchase 250,000 shares of our Common Stock at an exercise price of $1.00 and warrants to purchase 250,000 shares of our Common Stock at an exercise price of $0.75 a share, of which warrants to purchase 400,000 shares of our Common Stock will be reissued at a lower exercise price a described directly below.

        On November 27, 2006, we completed a bridge financing of $400,000. Under the terms of the financing, we issued a $400,000 12% secured promissory note to a large, institutional accredited investor. In connection with the issuance of the note, we issued a warrant to purchase 400,000 shares of our Common Stock at an exercise price of $0.10. Additionally, we cancelled all warrants granted to the investor on May 2, 2006 described above. We also granted 1,000,000 restricted shares of Common Stock to the investor. To induce the current holders of a first lien on our assets to subordinate their security interest to the bridge investor, we granted warrants to purchase an aggregate of 5,250,000 shares of Common Stock with an exercise price of $0.20.

In February of 2007, we settled approximately $289,285 in debt with 3,150,000 of our restricted shares. The debt consisted primary of notes payables, accrued salary and amounts due to various vendors.

On July 2, 2007 (the “2007 Closing Date”), the Company executed definitive agreements for the purchase by institutional, accredited investors (collectively, the "2007 Investors") for $335,000 of principal amount of 8% convertible promissory notes of the Company ("2007 Note" or the "2007 Notes"), maturing three years from the date of issuance.  The 2007 Notes will be convertible at the Investor's option, into shares of the Company's common stock, $.0001 par value (the "Common Stock") at a per share conversion price equal to the Applicable Percentage (as defined below) multiplied by the average of the lowest three intraday trading prices for the Common Stock during the twenty trading days prior to the notice of conversion being sent. The Applicable Percentage is equal to (i) 50% as of the Closing Date, (ii) 55% in the event that the Registration Statement is filed within the required time period and (iii) 60% in the event that the Registration Statement becomes effective within the required time period.

In connection with the issuance of the 2007 Notes, the Company issued to the Investors seven-year common stock purchase warrants (the "2007 Warrants") to purchase 10,000,000 shares of Common Stock. The exercise price of the 2007 Warrants is $0.025. The 2007 Warrants do not have registration rights. The conversion price of the 2007 Notes and the exercise price of the 2007 Warrants are subject to adjustment for certain dilution events or in the event of certain capital adjustments or similar transactions, such as a stock split or merger, or, in certain circumstances, the issuance of additional equity securities for consideration less than the respective exercise prices. Subject to certain excepted issuances, the 2007 Investors have a right of first refusal with respect to any proposed sale of Company securities for a period of not less than two years following the effective date of the Registration Statement.

ITEM 27. Exhibits.

		Incorporated by Reference To
Exhibit No.	Description	Company's Form	Filed	Exhibit Number	Filed Herewith
2.1	Agreement and Plan of Merger dated August 23, 2005 by and among the Company, Objective Spectrum, Inc., and the shareholders of Objective Spectrum, Inc.	8-K	08/25/05	2.1
2.2	Agreement and Plan of Merger dated April 17, 2005 by and among the Company, Crystal Hospitality Holdings, Inc., MRI Acquisition Corp II, and the shareholders of Crystal Hospitality, Inc.	8-K	04/21/06	2.2
3.1	Certificate of Incorporation of Company.	8-K	08/14/03	3.1
3.2	Bylaws of Company.	8-K	08/14/03	3.2
4.1	Form of Securities Purchase Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	4.1

4.2	Form of Stock Purchase Warrant dated June 30, 2006 issued by the Company to certain investors	8-K	07/07/06	4.2
4.3	Form of Registration Rights Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	4.3
4.4	Form of Callable Secured Convertible Note dated June 30, 2006 issued by the Company to certain investors	8-K	07/07/06	4.4
4.5	Form of Common Stock Purchase Warrant dated May 2, 2006 issued by the Company to certain investors	8-K	05/09/06	4.5
4.6	Form of Common Stock Purchase Warrant dated May 2, 2006 issued by the Company to certain investors	8-K	05/09/06	4.6
4.7	Warrant to Purchase Shares of Common Stock issued by the Company to Arnold Income Fund LP as of November 27, 2006.	8-K	12/15/06	4.7
4.8	Stock Purchase Warrant issued by the Company to AJW Qualified Partners, LLC as of November 27, 2006.	8-K	12/15/06	4.8
4.9	Stock Purchase Warrant issued by the Company to AJW Offshore, LTD as of November 27, 2006.	8-K	12/15/06	4.9
4.10	Stock Purchase Warrant issued by the Company to AJW Partners, LLC as of November 27, 2006.	8-K	12/15/06	4.10
4.11	Stock Purchase Warrant issued by the Company to New Millenium Capital Partners as of November 27, 2006.	8-K	12/15/06	4.11
4.12	Stock Purchase Warrant issued by the Company to Harborview Masterfund LP as of November 27, 2006.	8-K	12/15/06	4.12
4.13	Form of Securities Purchase Agreement dated July 2, 2007 among the Company and certain investors	8-K	07/02/07	4.13
4.14	Form of Stock Purchase Warrant dated July 2, 2007 issued by the Company to certain investors	8-K	07/02/07	4.14
4.15	Form of Registration Rights Agreement dated July 2, 2007 among the Company and certain investors	8-K	07/02/07	4.15
4.16	Form of Callable Secured Convertible Note dated July 2, 2007 issued by the Company to certain investors	8-K	07/02/07	4.16
5.1	Consent of Quick Law Group PC			5.1	X
10.1	2003 Equity Compensation Plan of Company.	8-K	08/14/03	10.1
10.2	Form of Security Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	10.2
10.3	Form of Intellectual Property Security Agreement dated June 30, 2006 among the Company and certain investors	8-K	07/07/06	10.3
10.4	Secured Note and Warrant Purchase Agreement among the Company and Arnold Income Fund LP as of November 27, 2006.	8-K	12/15/06	10.4

10.5	Secured Promissory Note Agreement issued by the Company to Arnold Income Fund LP November 27, 2006.	8-K	12/15/06	10.5
10.6	Security Agreement dated as of November 27, 2006, among the Company and Arnold Income Fund LP November 27, 2006.	8-K	12/15/06	10.6
10.7	Form of Security Agreement dated July 2, 2007 among the Company and certain investors	8-K	07/09/07	10.7
10.8	Form of Intellectual Property Agreement dated July 2, 2007 among the Company and certain investor	8-K	07/09/07	10.8
23.1	Consent of Scharf Pera & Co., PLLC			23.1	X

ITEM 28. Undertakings

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Morristown, State of New Jersey, on August 16, 2007.

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

By:	/s/ PETER DUGAN
Peter Dugan
Chief Executive Officer and President

By:	/s/ PETER GALLIC
Peter Gallic
Chief Financial Officer and Controller

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Peter Dugan, and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ PETER DUGAN Peter Dugan	Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2007
/s/ HANK COHN Hank Cohn	Director	August 16, 2007
/s/ FABRIZZIO BUSSO-CAMPANA Fabrizzio Busso-Campana	Director, Chief Operating Officer	August 16, 2007
/s/ PETER GALLIC Peter Gallic	Director, Chief Financial Officer and Controller (Principal Accounting Officer)	August 16, 2007
/s/ FRANK SALERNO Frank Salerno	Director	August 16, 2007
/s/ ANTHONY SOICH Anthony Soich	Director	August 16, 2007